Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

March 19, 2026

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES THAT WILL BE EFFECTUATED EITHER OUT OF COURT OR THROUGH FILING CHAPTER 11 CASES IN THE BANKRUPTCY COURT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE COMPANY PARTIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (as may amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, and including all exhibits (including, for the avoidance of doubt, the Term Sheet), annexes, and schedules hereto, this “Agreement”), is made and entered into as of the date first written above, by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, a “Party” and, collectively, the “Parties”): 1

i.DISH DBS Corporation (“DBS”), each of its subsidiaries listed on Exhibit A to this Agreement, and such additional subsidiaries or affiliates of DBS that DBS identifies in connection with the Chapter 11 Election, in each case that shall have executed and delivered a counterpart signature page to this Agreement to Ad Hoc Group Counsel (collectively, the “Company Parties”); 2
ii.EchoStar Corporation (“EchoStar”), which, for the avoidance of doubt, is not a Company Party;
iii.DISH Network Corporation (“DNC”), which, for the avoidance of doubt, is not a Company Party;
iv.EchoStar Intercompany Receivable Company, L.L.C., DISH DBS Issuer, L.L.C., and DBS Intercompany Receivable L.L.C., (collectively, the “Release Parties”), each solely as to the commitments set forth in Sections 6.1(a)(x) and (xii) and 7.1(a)(xiv) of this Agreement, and none of which, for the avoidance of doubt, are Company Parties; and
v.	the undersigned beneficial owners or holders of, or investment advisors, sub-advisors, or managers of funds or accounts that beneficially own or hold, DBS 2026 Secured Notes, DBS 2026 Unsecured Notes, DBS 2028 Secured Notes, DBS 2028 Unsecured Notes, or DBS 2029 Unsecured Notes, and DNC Notes (to the extent applicable solely with respect to the DNC Notes Commitments, the Transfer Provision, and the Consenting Creditor Representations) that have, in each case, executed and delivered counterpart signature pages to this Agreement or a Joinder or Transfer Agreement, as applicable, to Company Counsel and Ad Hoc Group Counsel (collectively, the “Consenting Creditors”); provided, however, that the Consenting Creditors include such owners and holders of DNC Notes only to the extent that such DNC Notes are owned or held by an investment vehicle that holds DBS Notes. [3]

1  Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

2  If the Company Parties make the Chapter 11 Election, each Company Party listed on Exhibit A and any additional subsidiary or affiliate of DBS that executes this Agreement on or after the date hereof shall be a debtor in the Chapter 11 Cases unless otherwise mutually agreed.

3  For the avoidance of doubt, Consenting Creditors do not include any funds or accounts managed by or affiliated with the signatories hereto that do not beneficially own or hold DBS Notes.

RECITALS

WHEREAS, the Company Parties, EchoStar, DNC, the Release Parties, and the Consenting Creditors have in good faith and at arm’s length negotiated or been apprised of certain transactions on the terms set forth in this Agreement, including as specified in the Refinancing Term Sheet agreed between the Consenting Creditors and the other Parties attached hereto as Exhibit B (collectively with all exhibits, annexes, and schedules thereto, the “Term Sheet” and, such transactions that are specifically described in the Term Sheet as Execution Date Transactions or Effective Date Transactions, the “Transactions”); 4

WHEREAS, the Transactions shall be implemented in the manner specified in this Agreement, either (a) out of court or (b) solely if necessary to effectuate any of the indenture amendments described in the Effective Date Transactions section of the Term Sheet in a manner that is binding as to all holders of the DBS 2028 Secured Notes, DBS 2026 Secured Notes, and DBS 2026 Unsecured Notes, through voluntary cases commenced under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

AGREEMENT

Section 1.Definitions and Interpretation.

1.1Definitions. The following terms shall have the following definitions: “Ad Hoc Group Counsel” means Milbank LLP as counsel to the Ad Hoc Group. “Ad Hoc Group Professional Fees” has the meaning set forth in Section 11. “Agreement” has the meaning set forth in the preamble hereof.

4 For the avoidance of doubt and notwithstanding anything to the contrary in the Term Sheet, the definitions of Execution Date Transactions, Effective Date Transactions, and Transactions do not include any AT&T Transaction or SpaceX Transaction, any Permitted Asset Sale, any DirectTV business combination (whether by merger, acquisition, or other transaction), or any other transaction that is not specified in the Term Sheet as an Execution Date Transaction or Effective Date Transaction or that is not necessary to consummate an Execution Date Transaction or Effective Date Transaction or otherwise expressly agreed in writing by the Company Parties and the Initial Consenting Creditors to be a Transaction; provided that, for the avoidance of doubt, this Agreement does not alter the provisions of the Term Sheet that relate to a potential DirectTV business combination.

“Agreement Effective Date” means the date on which the conditions set forth in Section 3 of this Agreement have been satisfied or waived in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or the date a Party executes a Joinder or Transfer Agreement, if applicable) to the Termination Date as to such Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties, or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Transactions.

“Asset Sale” has the meaning set forth in each indenture pursuant to which each series of DBS Notes was issued.

“AT&T Closing Date” has the meaning set forth in the Term Sheet.

“AT&T Transactions” means the transactions contemplated by the License Purchase Agreement dated as of August 25, 2025 by and among EchoStar, the other “Seller Parties” set forth therein, and AT&T Mobility II LLC.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other United States Bankruptcy Court where the Company Parties determine, in consultation with the Consenting Creditors, that venue is proper under applicable law.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, and are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the preamble of this Agreement. “Chapter 11 Election” has the meaning set forth in the Term Sheet.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code. “Claim Settlement Amount” has the meaning set forth in the Term Sheet.

“Company Claims” means any Claim against any Company Party (a) with respect to the DBS Notes or (b) expressly granted to the holder of DBS Notes pursuant to the Term Sheet as consideration related to the Execution Date Transactions. For the avoidance of doubt, Company Claims shall not include any other debt of any Company Party.

“Company Counsel” means White & Case LLP.

“Company Parties” has the meaning set forth in the preamble of this Agreement, all of which shall be debtors in the Chapter 11 Cases; provided, that to the extent any additional party becomes a debtor in the Chapter 11 Cases, that party shall execute a joinder agreement and become party to this Agreement as a Company Party in all respects and in the same capacity as all other Company Parties.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information, in connection with any proposed Transactions between the Company Parties and/or their affiliates, on the one hand, and any Consenting Creditor, on the other.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under, among other statutes, section 1129 of the Bankruptcy Code, which order shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors.

“Consenting Creditor Related Fund” means, with respect to a Consenting Creditor, any fund, account or investment vehicle managed, advised or sub-advised by (i) such Consenting Creditor, (ii) any of its affiliates or (iii) the same investment manager, advisor or subadvisor that manages, advises or sub-advises such Consenting Creditor or an affiliate of such investment manager, advisor or subadvisor.

“Consenting Creditor Representations” means the representations set forth in Section

9.2.

“Consenting Creditors” has the meaning set forth in the preamble of this Agreement. “Co-Op Agreement” means that certain Cooperation Agreement, dated as of October 1,

2024, and amended as of October 30, 2024, by and among certain holders of Company Claims party thereto.

“DBS” has the meaning set forth in the preamble of this Agreement.

“DBS 2026 Secured Notes” means the 5.25% Senior Secured Notes due 2026 issued under that certain Secured Indenture, dated as of November 26, 2021, by and among DBS, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

“DBS 2026 Unsecured Notes” means the 7.75% Senior Notes due 2026 issued under that certain Indenture, dated as of June 13, 2016, by and among DBS, the guarantors party thereto and

U.S. Bank National Association, as trustee.

“DBS 2028 Secured Notes” means the 5.75% Senior Secured Notes due 2028 issued under that certain Secured Indenture, dated as of November 26, 2021, by and among DBS, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.

“DBS 2028 Unsecured Notes” means the 7.375% Senior Notes due 2028 issued under that certain Indenture, dated as of July 1, 2020, by and among DBS, the guarantors party thereto and

U.S. Bank National Association, as trustee.

“DBS 2029 Unsecured Notes” means the 5.125% Senior Notes due 2029 issued under that certain Indenture, dated as of May 24, 2021, by and among DBS, the guarantors party thereto and

U.S. Bank National Association, as trustee.

“DBS Company Parties” means the Company Parties that are obligors under the DBS Notes as of the Agreement Effective Date prior to the consummation of any Transactions.

“DBS Notes” means, collectively, the DBS 2026 Secured Notes, the DBS 2026 Unsecured Notes, the DBS 2028 Secured Notes, the DBS 2028 Unsecured Notes, and the DBS 2029 Unsecured Notes.

“DBS Notes Exchange” means any exchange of certain of the DBS Note for Exchange Notes, on the terms and subject to the conditions set forth in an Exchange Offer Memorandum and Consent Solicitation Statement.

“Debt Document” means (a) the indentures governing the Existing Notes; and (b) any other definitive documentation in respect of any such indentures, in each case together with all other guarantees, collateral and security documents, agreements, exhibits, schedules, notes, promissory notes, financing statements, assignments, indemnities, closing statements, certificates, affidavits, stock powers, letters of credit, consents, instruments, or documents of any kind or nature whatsoever relating thereto (and in each case as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Definitive Documents” has the meaning set forth in Section 5(a) of this Agreement. “Disclosure Statement” means the related disclosure statement with respect to the Plan,

which shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Required Consenting Creditors.

“Dismissal Stipulation” means a stipulation to be filed with the District Court, substantially in the form attached hereto as Exhibit E, seeking voluntary dismissal of the Lawsuit with prejudice.

“District Court” means the United States District Court for the Southern District of New

York.

“DNC” has the meaning set forth in the preamble of this Agreement.

“DNC Notes” means the 11.75% Senior Secured Notes due 2027 issued under that certain

Secured Indenture, dated as of November 15, 2022, by and among DNC, the guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent.

“DNC Notes Claims” means any Claim with respect to the DNC Notes against DNC or any guarantors party thereto.

“DNC Notes Commitments” means the affirmative and negative commitments of the Consenting Creditors with respect to their DNC Notes Claims, if any, solely as set forth in Sections 6.1(a)(vii) and 6.1(b)(v).

“EchoStar” has the meaning set forth in the preamble of this Agreement.

“EchoStar Guaranty” means the payment obligation of EchoStar, and/or any of its successors or assigns, following the Agreement Effective Date specified in the Term Sheet under the sub-heading “Claim Settlement Amount,” which is subject to the conditions set forth in Section

10.5 herein.

“Effective Date Transactions” means the Transactions set forth in the Term Sheet under the heading “Effective Date Transactions.”

“Election Date” has the meaning set forth in the Term Sheet.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code. “Exchange Commencement Date” has the meaning set forth in Section 4(d) of this

Agreement.

“Exchange Notes” means the new notes issued under an Exchange Notes Indenture pursuant to the Exchange Transactions.

“Exchange Notes Indentures” means, collectively, the indentures governing the applicable series of Exchange Notes, which indentures shall be consistent in all material respects with this Agreement and the Term Sheet.

“Exchange Offer Memorandum and Consent Solicitation Statement” means an exchange offer memorandum and consent solicitation statement, the terms and conditions of which are consistent with the terms and conditions set forth in the Term Sheet.

“Exchange Transaction” means a DBS Notes Exchange, on the terms and subject to the conditions set forth in the Exchange Offer Memorandum and Consent Solicitation Statement.

“Execution Date” has the meaning set forth in the Term Sheet.

“Execution Date Transactions” means the Transactions set forth in the Term Sheet under the heading “Execution Date Transactions.”

“Existing Notes” means the DBS Notes prior to the Agreement Effective Date. “Fiduciary Out” has the meaning set forth in Section 7.3(a) of this Agreement. “Fiduciary Out Notice” has the meaning set forth in Section 7.3(a) of this Agreement.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file upon the commencement of the Chapter 11 Cases, which shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Required Consenting Creditors.

“Governmental Approval” means the approval of, including the submission of required prior notice with, relevant federal, state, local, foreign or other Governmental Authority having jurisdiction over the Company Parties required to effectuate the Transactions.

“Governmental Authority” means any non-U.S. or U.S. federal, state, local or subdivision thereof, or legislative, judicial, executive, administrative or regulatory body or other governmental or quasi-governmental Entity with competent jurisdiction.

“Holdings Confirmation” means a confirmation delivered by each Consenting Creditor (or by Ad Hoc Group Counsel on behalf of any Consenting Creditor) to Company Counsel, contemporaneously with each Consenting Creditor’s signature page to this Agreement, substantially in the form of Annex 1 to such Consenting Creditor’s signature page (or with each Consenting Creditor’s signature page to a Joinder or Transfer Agreement, as applicable, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date), disclosing each series of DBS Notes and DNC Notes (if applicable) then beneficially owned or held by such Consenting Creditor (including in such Consenting Creditor’s capacity as an investment advisor, sub-advisor, or manager of discretionary accounts that beneficially own or hold any applicable series of DBS Notes or DNC Notes (if applicable); provided, that, unless required to be disclosed by applicable Law, under no circumstance shall such Holdings Confirmation, the identity of the holder(s), or the amount of holdings be (a) disclosed publicly or to any other party by the Company Parties, EchoStar, or DNC (in each case solely for the purpose of confirming holdings) or (b) used in any litigation, or (c) for any other purpose.

“Indenture Consenting Creditors” means, at the time of determination, the Consenting Creditors that hold at least 66.67% of the aggregate outstanding principal amount held by all Initial Consenting Creditors of, as applicable, the DBS 2026 Secured Notes, the DBS 2026 Unsecured Notes, the DBS 2028 Secured Notes, the DBS 2028 Unsecured Notes, and the DBS 2029 Unsecured Notes.

“Initial Consenting Creditors” means the beneficial owners or holders of, or investment advisors, sub-advisors, or managers of funds or accounts that beneficially own or hold, DBS 2026

Secured Notes, DBS 2026 Unsecured Notes, DBS 2028 Secured Notes, DBS 2028 Unsecured Notes, or DBS 2029 Unsecured Notes that have, in each case, executed and delivered counterpart signature pages to this Agreement on or prior to the Agreement Effective Date.

“Intercompany Transactions” means the Effective Date Transactions specified in the Term Sheet under the sub-heading “Payment of Certain Intercompany Loans.”

“Indebtedness” has the meaning set forth in each indenture pursuant to which each series of DBS Notes was issued.

“Investment” has the meaning set forth in each indenture pursuant to which each series of DBS Notes was issued.

“Joinder” means a joinder to this Agreement, substantially in the form attached hereto as Exhibit C; provided, that, unless required to be disclosed by applicable Law, under no circumstance shall any Joinder, the identity of the holder(s), or the amount of holdings be (a) disclosed publicly or to any other party by the Company Parties, EchoStar, or DNC or (b) used in any litigation, or (c) for any other purpose.

“Law” means any federal, state, local, or European Union law instruments (including directives and regulations), or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Authority (including the Bankruptcy Court).

“Lawsuit” has the meaning set forth in the Term Sheet.

“Milestones” has the meaning set forth in Section 4 of this Agreement.

“New Notes Indentures” means, collectively, the supplemental or amended indentures governing each series of DBS Notes (together with all ancillary documentation contemplated thereunder, including any and all documents or agreements necessary to effectuate the entry thereof), in each case consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company Parties that are required to be signatories thereto, the Required Consenting Creditors, and the Indenture Consenting Creditors for such series of DBS Notes.

“Other DNC Noteholders” means holders of DNC Notes that are not Consenting Creditors.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Permitted Asset Sale” means a sale for fair market value of personal or other property of a Company Party that such Company Party determines, in its good faith judgment, is no longer used or useful in the business of such Company Party.

“Permitted Transferee” has the meaning set forth in Section 8.1 of this Agreement.

Case.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11

“Plan” means the chapter 11 plan(s) for the Company Parties, as may be amended,

modified, or supplemented from time to time in accordance with the terms of this Agreement, which shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms and this Agreement; provided, that, among other things, the consummation of each Execution Date Transaction and Effective Date Transaction shall be a condition precedent to the Plan Effective Date that cannot be waived or modified without the consent of the Required Consenting Creditors.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court, which shall be in form and substance consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Required Consenting Creditors.

“Qualified Marketmaker” means a Person or Entity that: (a) holds itself out to the public or the applicable market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims; and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Release Parties” has the meaning set forth in the preamble of this Agreement. “Required Consenting Creditors” means, at the time of determination, the Consenting

Creditors that hold at least 66.67% of the aggregate outstanding principal amount of DBS Notes held by all Initial Consenting Creditors.

“Restricted Payment” has the meaning set forth in each indenture pursuant to which each series of DBS Notes was issued.

“Rules” means Rule 501(a)(1), (2), (3), and (7) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. 77a et seq., and the rules and regulations promulgated thereunder.

“Solicitation” means the solicitation of votes in favor of the Plan.

“Solicitation Commencement Deadline” has the meaning ascribed to such term in Section 4(a).

“Solicitation Materials” means all solicitation materials in respect of the Plan together with the Disclosure Statement, which solicitation materials shall be in accordance with this Agreement, the Term Sheet, and the Definitive Documents and shall be in form and substance consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors.

“SpaceX Transactions” means the transactions announced on September 8, 2025 and November 6, 2025, between EchoStar and certain of the Company Parties’ affiliates, on the one hand, and Space Exploration Technologies Corp., on the other hand.

“Supporting Noteholders” has the meaning set forth in the Term Sheet.

“Term Sheet” has the meaning set forth in the recitals; a copy of the Term Sheet is attached hereto as Exhibit B.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 10.

“Transactions” has the meaning set forth in the recitals.

“Transfer” means a Consenting Creditor directly or indirectly selling, assigning, granting a participation interest in or otherwise transferring any right, title or interest in respect of any of its Company Claims, in whole or in part; provided, however that any ordinary course pledge (i) in favor of a bank or broker dealer at which a Consenting Creditor maintains an account, where such bank or broker dealer holds a security interest in or other encumbrance with respect to property in the account or (ii) to any holders of obligations owed, or securities issued, by such Consenting Creditor, including to any trustee for, or any other representative of, such holders shall not be deemed a “Transfer” for any purposes hereunder.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D; provided, that unless required to be disclosed by applicable Law, under no circumstance shall any Transfer Agreement, the identity of the holder(s), or the amount of holdings be (a) disclosed publicly or to any other party by the Company Parties, EchoStar, or DNC or (b) used in any litigation, or (c) for any other purpose.

“Transfer Provisions” means the provisions of Section 8.

“Trustee” means the indenture trustee for any applicable series of DBS Notes.

1.2Interpretation. For purposes of this Agreement:

(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement; provided, however, that any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;
(e)unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;
(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)	the use of “include” or “including” is without limitation, whether stated or not;
(j)the use of “writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form; and
(k)references to actions taken by any Party in the Chapter 11 Cases are references to such actions if the Company Parties timely make the Chapter 11 Election and commence the Chapter 11 Cases.

Section 2.  Exhibits Incorporated by Reference; Conflicts. Each of the exhibits attached hereto, including the Term Sheet, is expressly incorporated herein and made part of this Agreement, and all references to this Agreement, unless otherwise specified, shall include such exhibits, including the Term Sheet; provided, however, that (a) to the extent that there is a conflict between this Agreement (excluding the Term Sheet) on the one hand, and the Term Sheet on the other hand, the terms and provisions of the Term Sheet shall govern other than as expressly provided herein and (b) to the extent that there is a conflict between this Agreement, on the one hand, and any of the Definitive Documents, on the other hand, the terms of the Definitive Documents shall govern; provided further, however, that no such conflict or purported conflict shall in any way impact the Company Parties’ rights pursuant to Section 7.3 to take or refrain from taking any action that would be inconsistent with its or their fiduciary obligations under applicable Law.

Section 3.  Conditions to Effectiveness. This Agreement, and the rights and obligations of the Parties hereunder, shall become effective and binding upon each of the Parties on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)the following shall have executed and delivered counterpart signature pages of this Agreement to Company Counsel and Ad Hoc Group Counsel in the manner set forth in Section 14.7:5
(i)	each Company Party, EchoStar and DNC; and
(ii)with respect to the DBS 2026 Secured Notes, the DBS 2026 Unsecured Notes, the DBS 2028 Secured Notes, the DBS 2028 Unsecured Notes, and the DBS 2029 Unsecured Notes, Initial Consenting Creditors that constitute at least 66.67% of the aggregate outstanding principal amount of each such series of DBS Notes.
(b)Company Counsel shall provide written notice to Ad Hoc Group Counsel in the manner set forth in Section 14.11 that the conditions to the Agreement Effective Date set forth in Section 3(a) have occurred, which notice, for the avoidance of doubt, is not a condition to the occurrence of the Agreement Effective Date.

Section 4.  Milestones. Notwithstanding anything to the contrary in the Term Sheet, the following milestones (the “Milestones”) shall apply to this Agreement unless extended, modified or waived in writing by the Required Consenting Creditors:

(a)no later than three (3) Business Days after the Agreement Effective Date, the Company Parties, EchoStar and DNC shall have satisfied their obligations with respect to each Execution Date Transaction as set forth in the Term Sheet, including by satisfying in full, in cash, DBS’s payment of its portion of the Claim Settlement Amount to the Supporting Noteholders in the amount of $75,000,000, by wire transfer of immediately available funds to the account(s) designated by the Required Consenting Creditors;
(b)on or as soon reasonably practicable following the AT&T Closing Date, and no later than three (3) Business Days after the AT&T Closing Date, the Intercompany Transactions shall have occurred as set forth in the Term Sheet; provided that if payment of the 2021 Intercompany Loan – Tranche B (as defined in the Term Sheet) as set forth in the Intercompany Transactions has not been made by December 1, 2026, it will be made on such date;

5 Unless required to be disclosed by applicable Law, under no circumstance shall any Consenting Creditor signature pages, the identity of the holder(s), or the amount of holdings be disclosed publicly or to any other party, or used in any litigation or for any purpose other than to confirm that the requirements contained in Section 3 are satisfied.

(c)no later than the Election Date, the Company Parties shall have notified Ad Hoc Group Counsel in writing of whether they are making the Chapter 11 Election; provided that the Election Date may be extended in accordance with the section of the Term Sheet entitled “Company Party Election”;
(d)	if the Company Parties do not make the Chapter 11 Election on or before the Election Date:
(i)no later than 11:59 p.m. (prevailing Eastern Time) on the earlier of (x) the date that the Company Parties have notified Ad Hoc Group Counsel that they are not making the Chapter 11 Election and (y) the Election Date, the Company Parties shall have commenced the Exchange Transaction (the “Exchange Commencement Date”);
(ii)	no later than 11:59 p.m. (prevailing Eastern Time) on the date that is twenty

(20) days after the Exchange Commencement Date, the proposed amendments set forth in the Exchange Notes Indentures shall have been deemed effective and the Effective Date (as defined in the Term Sheet) shall have occurred; and

(iii)on or prior to the Effective Date, an Exchange Transaction with participation from 98% of the holders of each series of the Existing Notes shall have settled pursuant to the terms and conditions of an Exchange Offer Memorandum and Consent Solicitation Statement.
(e)	if the Company Parties make the Chapter 11 Election on or before the Election Date, then:
(i)within one Business Day after making the Chapter 11 Election, the Company Parties shall have commenced solicitation of votes in favor of the Plan (the “Solicitation Commencement Deadline”);
(ii)no later than the date that is one (1) Business Day after the Solicitation Commencement Deadline, the Petition Date shall have occurred;
(iii)on the Petition Date, the Company Parties shall have filed the Plan and Disclosure Statement with the Bankruptcy Court;
(iv)no later than the date that is 120 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and
(v)no later than ten (10) Business Days after entry of the Confirmation Order, the Plan Effective Date shall have occurred, and, for the avoidance of doubt, each Execution Date Transaction and Effective Date Transaction shall have occurred as set forth in the Term Sheet.

Section 5.Definitive Documents.

(a)The Definitive Documents governing the Transactions and any amendments, supplements, or other modifications thereto shall each be in all respects consistent with this Agreement and in form and substance reasonably acceptable to the Company Parties that are required to be signatories thereto and the Required Consenting Creditors; provided that, with respect to any Exchange Notes Indentures or New Notes Indentures applicable to a series of DBS Notes or any other material, documents, opinions, instruments, schedules or exhibits described in, related to, contemplated in, or reasonably necessary to implement such Exchange Notes Indentures or New Notes Indentures, the form and substance of such Exchange Notes Indentures, New Notes Indentures or other related documents shall also be in form and substance reasonably acceptable to the Indenture Consenting Creditors for such series of DBS Notes.

The “Definitive Documents” consist of the following:

(i)	if the Transactions are implemented through the Chapter 11 Cases:
(A)	the Plan;
(B)	the Confirmation Order;
(C)	the Disclosure Statement;
(D)	the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials;
(E)	the First Day Pleadings and all orders requested pursuant thereto;
(F)	the Plan Supplement;
(G)	the New Notes Indentures;
(ii)	if the Transactions are not implemented through the Chapter 11 Cases:
(A)	the Exchange Offer Memorandums and Consent Solicitation Statements;
(B)the proposed amendments set forth in the Exchange Notes Indentures and any ancillary documentation, including any and all documents or agreements necessary to effectuate the entry thereof;
(C)the Exchange Notes Indentures and ancillary documentation, including any and all documents or agreements necessary to effectuate the entry thereof; and
(iii)any other material, documents, opinions, instruments, schedules or exhibits described in, related to, contemplated in, or reasonably necessary to implement the foregoing.

(b)The Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date remain subject to negotiation and completion in accordance with this Section 5. The Definitive Documents and every other document, agreement, deed, filing (including any filings with the SEC), notification, letter, opinion, instrument, form, amendment, waiver, consent and other documentation related to the Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, restated, or supplemented in accordance with Section 13 of this Agreement and otherwise be subject to the consent requirements set forth in Section 5(a). Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Agreement Effective Date shall otherwise be subject to the consent requirements set forth in Section 5(a).

Section 6.Commitments of the Consenting Creditors.

6.1	General Commitments.
(a)Affirmative Commitments of the Consenting Creditors. During the Agreement Effective Period (or at such other time specified below), each Consenting Creditor agrees, severally and not jointly, in respect of all of its Company Claims (and, solely with respect to the DNC Notes Commitment in Section 6.1(a)(vii), in respect of all of its DNC Notes Claims), to:
(i)use commercially reasonable and good faith efforts to (A) pursue, support, implement, and consummate the Transactions in accordance with the terms and conditions set forth in this Agreement, including by voting and exercising any powers or rights available to it in favor of any matter requiring approval to the extent necessary to implement the Transactions, (B) provide information as may be reasonably requested by the Company Parties and necessary to obtain any necessary regulatory approvals to consummate the Transactions, and (C) authorize and consent (such authorization and consent to be evidenced solely by such Consenting Creditors’ execution of this Agreement) to the commencement of the Chapter 11 Cases by the Company Parties in respect of the DBS Notes beneficially owned or held by any subset of the Consenting Creditors; provided, however, that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any Transaction;
(ii)use commercially reasonable efforts to cooperate with the Company Parties as may be reasonably requested by the Company Parties to obtain any and all required Governmental Approvals reasonably necessary to implement and/or consummate the Transactions; provided that any agreements with or commitments to any Governmental Authority with respect to the Transactions, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required Governmental Approvals, shall require the prior approval of the Required Consenting Creditors;
(iii)use commercially reasonable efforts to cooperate with the Company Parties, as may be reasonably requested by the Company Parties, in obtaining additional support for the Transactions from the Company Parties’ other stakeholders that is necessary to consummate the Transactions; provided that no Consenting Creditor shall be required to provide an indemnity or incur any potential expense or liability in connection therewith; provided further that, notwithstanding anything to the contrary in this Agreement, obtaining any consent, waiver, forbearance, or similar assurance or agreement from Other DNC Noteholders is neither necessary nor reasonably necessary to consummate the Transactions, and the Consenting Creditors have no obligations with respect thereto;

(iv)use commercially reasonable efforts to give any notice, order, instruction, or direction to any applicable agent reasonably necessary to give effect to the Transactions (including, for the avoidance of doubt, any notice, order, instruction, or direction required in connection with the execution and delivery of the Definitive Documents), on the terms and subject to the conditions of this Agreement; provided that no Consenting Creditor shall be required to provide an indemnity or incur any potential expense or liability in connection therewith;
(v)negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents to which it is required to be a party or to which it has a consent right pursuant to Section 5(b);
(vi)use commercially reasonable efforts to negotiate in good faith any appropriate additional or alternative provisions or agreement reasonably necessary to address any legal, financial, or structural impediment that arises or is likely to arise that would prevent, hinder, impede, delay or are reasonably necessary to effectuate the consummation of the Transactions, as reasonably determined by both the Company Parties and the Required Consenting Creditors, in accordance with this Agreement (without affecting the economic outcome for the Consenting Creditors or other material term contemplated by this Agreement);
(vii)(A) forbear from exercising any remedies with respect to any actual or purported acceleration, breach, default, or event of default by any Company Party under the DBS Notes that shall or may arise solely as a result of the commencement of any Chapter 11 Cases or any of the steps, actions or Transactions required by, specified or contemplated in and/or implemented by or undertaken pursuant to this Agreement, and (B) waive, forbear, or rescind in connection with acceleration or purported acceleration of the DNC Notes related to the Transactions;
(viii)use commercially reasonable efforts to cooperate with the Company Parties in opposing the efforts of any Person or Entity to object to, delay, impede or take any other action to interfere with approval, confirmation, acceptance, implementation or consummation of the Transactions;
(ix)consistent with Section 14.10, ensure that any of its respective successors, assigns, heirs, executors, administrators and representatives are informed of the existence of this Agreement and its binding effect on such successors, assigns, heirs, executors, administrators and representatives;

(x)cause the Lawsuit to be dismissed with prejudice on or as soon as reasonably practicable after the date on which the Company Parties, EchoStar, DNC, and the Release Parties shall have satisfied their obligations under this Agreement with respect to each other Execution Date Transaction and provided any necessary signatures to the Dismissal Stipulation; provided that the filing of the Dismissal Stipulation, substantially in the form attached hereto as Exhibit E, within two (2) Business Days of such date shall, regardless of any delay by the District Court in entering the dismissal, be deemed to satisfy such obligation;
(xi)on the Agreement Effective Date, hereby consent to the execution and delivery of each of the supplemental indentures (to the extent such Consenting Creditor is a holder of related DBS Notes under such applicable supplemental indenture), substantially in the form attached hereto as Exhibit F, by each of the appliable Company Parties and the Trustees and, as applicable, Collateral Agent, expressly identified therein; and, in furtherance of the foregoing and notwithstanding Section 14.19 hereof, each such Trustee and Collateral Agent shall be entitled to rely upon such consents and each Consenting Creditor’s representations and warranties set forth in Section 9 with respect its right, title, interests, powers and authority with respect to its beneficial ownership of and/or power to vote the applicable DBS Notes and if applicable, to deliver this Agreement on behalf of and to bind the beneficial owner of such DBS Notes (in the amounts set forth on its certificate of beneficial ownership to be provided on the Agreement Effective Date) and the right, power and authority to execute this Agreement and deliver the forgoing Consents in such capacity, which consents shall remain valid and effective until revoked in a written notice to the applicable Trustee and applicable Collateral Agent in accordance with the terms of the applicable indenture related to the DBS Notes.
(xii)hereby grant, on the Agreement Effective Date, the following releases, which releases shall not become effective until the occurrence of the Effective Date (upon which date the releases shall become effective without any further notice to or action by any person):

From and after the Effective Date (as defined in the Term Sheet), each of the Consenting Creditors to the maximum extent permitted under applicable law, as such law may be extended subsequent to the Effective Date, shall expressly, conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release each of the Company Parties, EchoStar, DNC, the Release Parties, and their respective property and successors and assigns, of and from any and all claims, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing as of the Effective Date or thereafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of laws, or otherwise, including, without limitation, causes of action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise, that any Consenting Creditor would have been legally entitled to assert (whether individually or collectively) against any Company Party, EchoStar, DNC, or Release Party, in each case based on, relating to, or in any manner arising from, in whole or in part, any act taken or omitted to be taken on or prior to the Execution Date.

(b)Negative Commitments of the Consenting Creditors. During the Agreement Effective Period, each Consenting Creditor agrees, severally and not jointly, in respect of all of its Company Claims (and, solely with respect to the DNC Notes Commitment in Section 6.1(b)(v), in respect of all of its DNC Notes Claims), that it shall not, directly or indirectly, and shall not direct any Person or Entity, including the Trustee under any indenture for any series of DBS Notes, to:
(i)take, or direct any Person or Entity to take, the following actions: (A) object to, delay, impede, condition or take any other action to interfere with approval, confirmation, acceptance, implementation or consummation of the Transactions or of any AT&T Transaction or SpaceX Transaction; provided, that nothing in the foregoing shall be construed to limit any Consenting Creditor’s ability to exercise its consent or termination rights provided herein; (B) seek, solicit, encourage, propose, file, support, consent to, vote for, or enter into or participate in any discussions, agreements, understandings, or other arrangements with any Person or Entity regarding, or otherwise pursue or consummate, any Alternative Restructuring Proposal; and (C) file with any court any motion, pleading, or other document (including any modifications or amendments thereof) that, in whole or in part, is not consistent, in all material respects, with this Agreement or the Transactions;
(ii)take, or direct the applicable Trustee to take, any action to enforce or exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims, including rights or remedies arising or asserting or bringing any claims, that is inconsistent with the terms of this Agreement; provided that nothing in this Agreement shall prevent any Consenting Creditor or Trustee from filing a proof of claim in the Chapter 11 Cases with respect to its respective Company Claims;
(iii)enter into a new cooperation agreement or similar agreement or arrangement with any other holder of the Company Claims (excluding, for the avoidance of doubt, (i) the Co-Op Agreement, (ii) any extension of the term of the Co-Op Agreement, or (iii) any amendment of the Co-Op Agreement that is not inconsistent, in any material respect, with this Agreement or the Transactions) that (A) is inconsistent with the terms of this Agreement, (B) relates to the holding, voting or disposition of Company Claims or any entitlements to distributions, sharing of recoveries, or opportunities to participate in future transactions in relation to Company Claims, and (C) is entered into in such Consenting Creditor’s capacity as a holder of Company Claims; provided, that, for the avoidance of doubt, this Section 6.1(b)(iii) shall not prohibit or limit in any way any Consenting Creditor’s right to enter into a new cooperation agreement or similar agreement that (A) relates to the holding, voting or disposition of any claims that are not Company Claims, or any entitlement to distributions, sharing of recoveries, or opportunities to participate in future transactions in relation to claims that are not Company Claims, or (B) is entered into in such Consenting Creditor’s capacity as a holder of claims that are not Company Claims;

(iv)take any action that would reasonably be expected to frustrate, interfere with, condition, delay, or impede any Transaction;
(v)assert, or knowingly encourage or knowingly facilitate any Person or Entity in asserting, that any action taken by the Company Parties to pursue, support, implement, or consummate the Transactions in accordance with the terms and conditions set forth in this Agreement has or will have accelerated the DNC Notes;
(vi)	announce publicly its intention not to support the Transactions;
(vii)initiate, or direct to be initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Transactions, or, to the extent applicable, the Chapter 11 Cases, against any Company Party, EchoStar, DNC, or Release Party that is inconsistent with the terms of this Agreement (other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement);
(viii)knowingly encourage any Person or Entity or knowingly facilitate any effort by any Person or Entity to do any of the foregoing; or
(ix)withdraw, revoke, or otherwise interfere with the entry of the Dismissal Stipulation.
6.2	Commitments of the Consenting Creditors with Respect to Chapter 11 Cases.
(a)Affirmative Commitments of the Consenting Creditors. Each Consenting Creditor agrees, severally and not jointly, that it shall, during the Agreement Effective Period, whether before or after the commencement of the Chapter 11 Cases:
(i)timely vote each of its Company Claims it is entitled to vote to accept the Plan by timely delivering its duly executed and completed ballot(s) accepting the Plan following the date of the Solicitation and its actual receipt of the Solicitation Materials and the ballot;
(ii)(A) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan (and consistent with this Agreement), elect not to opt out of such releases and (B) to the extent it is permitted to elect whether to opt in to the releases set forth in the Plan (and consistent with this Agreement), elect to opt in to such releases (without delay or condition), in each case by delivering its duly executed and completed ballot(s) indicating such election prior to the deadline for such delivery;
(iii)use commercially reasonable efforts to support the DBS Company Parties in obtaining entry of orders granting the relief requested by the First Day Pleadings or the entry of orders that are otherwise necessary to implement the Transactions and consistent with this Agreement, including approval of the Disclosure Statement, Solicitation of the Plan, confirmation and consummation of the Plan, and entry of the Confirmation Order, in each case with respect to the DBS Company Parties; and

(iv)except as set forth herein, not change or withdraw, amend, condition, or revoke (or cause to be changed, withdrawn, amended, conditioned or revoked) any vote or election referred to in clause (i) or (ii) above; provided, however, that nothing in this Agreement shall prevent any Consenting Creditor from withholding, amending, conditioning, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Consenting Creditor.
(b)Negative Commitments of the Consenting Creditors. Each Consenting Creditor agrees, severally and not jointly, that it shall not, during the Agreement Effective Period, whether before or after the commencement of the Chapter 11 Cases, directly or indirectly, in respect of its Company Claims, take any of the following actions:
(i)take any action that is inconsistent, in any material respect, with this Agreement or the Transactions or would reasonably be expected to interfere with, delay, condition, or impede the Solicitation and approval of the Disclosure Statement, confirmation and consummation of the Plan and the Transactions, or entry of the Confirmation Order; provided, that, for the avoidance of doubt, Consenting Creditors are otherwise entitled to take actions that are not expressly prohibited by this Agreement;
(ii)file any motion, objection, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, the Plan or the Transactions;
(iii)object to any pleadings that are consistent with this Agreement and filed by the Company Parties in furtherance of the Transactions;
(iv)exercise, or direct any other Person or Entity to exercise, any right or remedy for the enforcement, collection, or recovery of any Company Claim that is inconsistent with the terms of this Agreement; or
(v)encourage any Person or Entity or facilitate any effort by any Person or Entity to do any of the foregoing.
6.3	Additional Provisions Regarding the Consenting Creditors’ Commitments.

Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall:

(a)limit any Consenting Creditor’s ability to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Definitive Documents;
(b)affect the ability of any Consenting Creditor to consult with any other Consenting Creditor or the Company Parties;
(c)be construed to prohibit any Consenting Creditor from either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing or responding to any proposal to purchase or sell any Company Claims, so long as such Consenting Creditor complies with Section 8;

(d)(i) constitute an amendment of any term or provision of any Debt Document, or (ii) constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under any Debt Document;
(e)(i) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Transactions or (ii) prevent any Consenting Creditor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is consistent with, this Agreement or Definitive Documents;
(f)other than as set forth in this Agreement or Definitive Documents, require any Consenting Creditor to fund or commit to fund any additional amounts, incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Creditor;
(g)prevent a Consenting Creditor from taking any action that is required to comply with applicable Law, or require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forgo the benefit of any applicable legal professional privilege;
(h)prevent any Consenting Creditor by reason of this Agreement or the Transactions from making, seeking or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or similar;
(i)prevent any Consenting Creditor from (i) defending against or responding to any pleading filed with the Bankruptcy Court or any other court against a Consenting Creditor or seeking to challenge the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of its Company Claims or any liens or collateral securing its Company Claims; or (ii) taking or directing any action relating to the maintenance, protection or preservation of any collateral;
(j)require any Consenting Creditor to (i) file any motion or pleading, (ii) incur any financial or other liability (including fees or expenses), (iii) indemnify or otherwise incur any liability to any agent or Trustee, (iv) take any action that would result in a breach of, or refrain from taking any action the result of which would be a breach of, (x) any Law or regulation, (y) any order or direction of any relevant court or Governmental Authority, or (z) the terms of any non-disclosure agreement to which it is party, or (v) take any action that, in its reasonable determination, would result in a failure to comply with any antitrust or regulatory obligation;
(k)affect any Consenting Creditor’s rights (whether arising under law or contract) other than with respect to the DBS Notes or the DNC Notes (and then, (i) with respect to the DBS Notes, only to the extent contemplated under this Agreement or the Transactions and (ii) with respect to the DNC Notes, only to the extent of the DNC Notes Commitments, the Transfer Provisions, and Consenting Creditor Representations);

(l)prohibit any Consenting Creditor from taking any other action that is not inconsistent with this Agreement; or
(m)require any Consenting Creditor to approve the form or substance of any Definitive Document except in accordance with Section 5.

Section 7.Commitments of the Company Parties, EchoStar, DNC, and the Release Parties.

7.1	General Commitments.
(a)Affirmative Commitments of the Company Parties, EchoStar, DNC, and the Release Parties. During the Agreement Effective Period (or at such other time specified below), the Company Parties, EchoStar, DNC, and the Release Parties (solely as to the commitments set forth in Section 7.1(a)(xiv) below) jointly and severally (unless otherwise specified below), agree to:
(i)support and take all steps reasonably necessary and desirable to pursue, support, obtain additional support for, solicit, implement, confirm, and consummate the Transactions in accordance with the terms and conditions set forth in this Agreement (including the Milestones);
(ii)use commercially reasonable and good faith efforts to negotiate in good faith any appropriate additional or alternative provisions or agreements reasonably necessary to address any legal, financial or structural impediment that may arise that would prevent, hinder, impede, delay, or are reasonably necessary to effectuate the consummation of the Transactions, as determined by the Company Parties and the Required Consenting Creditors, in accordance with this Agreement;
(iii)use commercially reasonable efforts to, and support the Consenting Creditors’ efforts to, obtain any and all required Governmental Approvals and/or third- party approvals for the Transactions, including any approvals or the expiration of any waiting periods; provided that any agreements with or commitments to any Governmental Authority with respect to the Transactions, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required Governmental Approvals, shall require the prior approval of the Required Consenting Creditors;
(iv)negotiate in good faith and use commercially reasonable efforts to finalize, execute and implement the Definitive Documents and any other required agreements to effectuate and consummate the Transactions as contemplated by this Agreement on the timelines contemplated by this Agreement and the Definitive Documents;
(v)maintain good standing (or the equivalent concept) under the jurisdiction in which each Company Party, EchoStar and DNC is incorporated or organized;
(vi)except as otherwise expressly set forth in this Agreement, use commercially reasonable efforts to (A) conduct their ongoing businesses and operations in the ordinary course in a manner that is consistent, in all material respects, with practices existing as of the Agreement Effective Date, including to the extent such businesses and operations may be limited due to the commencement of the Chapter 11 Cases and (B) preserve their ongoing business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, and customers) and employees in the ordinary course;

(vii)(A) complete the preparation, as soon as practicable after the Agreement Effective Date, of each of the Definitive Documents not executed or not in a form attached to this Agreement, in each case, as of the Agreement Effective Date in form and substance consistent with this Agreement and in form and substance acceptable to the Required Consenting Creditors; (B) negotiate in good faith with the Consenting Creditors regarding the form and substance of the applicable Definitive Documents in advance of the execution, distribution or use (as applicable) thereof; and (C) provide each Definitive Document to, and afford reasonable opportunity for comment and review of each Definitive Document (which, for all material pleadings the Company Parties intend to file with the Bankruptcy Court, shall be at least three (3) Business Days prior to filing, or, if three (3) Business Days’ notice is not reasonably practicable, as soon as reasonably practicable thereafter) by Ad Hoc Group Counsel in advance of any filing, execution, distribution, or use (as applicable) thereof; provided, however, that the obligations under this Section 7.1(a)(vii) shall in no way alter or diminish any right expressly provided to the Company Parties, EchoStar, DNC or the Required Consenting Creditors, as applicable, under this Agreement to review, comment on and/or consent to the form and/or substance of any document or agreement;
(viii)actively oppose and object to the efforts of any party seeking to object to, delay, impede, condition or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions (including, if applicable, the timely filing of objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Transactions;
(ix)provide, and direct their employees, officers, advisors and other representatives to provide, to the Consenting Creditors and their advisors (including Ad Hoc Group Counsel) (A) reasonable access to the books and records of the Company Parties, EchoStar and DNC during normal business hours on reasonable advance notice to the applicable Party’s representatives and without disruption to the operation of such Party’s business, (B) reasonable access to the management and advisors of the Company Parties, EchoStar and DNC on reasonable advance notice and without disruption to the operation of the business of such Party for the purpose of participating in the planning process with respect to the Transactions, and (C) such other information as reasonably requested by the Consenting Creditors and their advisors (including Ad Hoc Group Counsel); in all cases, subject to the appropriate agreement on use and confidentiality;
(x)make in cash, in full all payments contemplated under this Agreement as and when due;
(xi)act in good faith with regard to the successful consummation of the Transactions consistent with this Agreement;

(xii)consistent with Section 14.10, ensure that any of their respective successors, assigns, heirs, executors, administrators and representatives are informed of the existence of this Agreement and its binding effect on such successors, assigns, heirs, executors, administrators and representatives;
(xiii)inform Ad Hoc Group Counsel as soon as reasonably practicable after becoming aware of (and in any event, no later than two (2) Business Days after becoming aware of):
(A)any matter or circumstances, that they know, or believe is likely, to be a material impediment to the implementation or consummation of the Transactions;
(B)any insolvency proceeding or material legal suit, in each case, filed by or against any Company Party or any affiliate of a Company Party, including EchoStar and DNC;
(C)the initiation, institution or commencement of any proceeding by a Governmental Authority or other Person or Entity regarding any Governmental Approval with respect to any Company Party, EchoStar or DNC, or challenging the validity of the Transactions contemplated by this Agreement;
(D)any occurrence, or failure to occur, of any event that would be reasonably likely to cause (1) any representation or warranty of any of the Company Parties, EchoStar or DNC contained in this Agreement or the Definitive Documents to be untrue or inaccurate in any material respect when made or deemed to have been made, (2) any covenant of any of the Company Parties, EchoStar or DNC contained in this Agreement or the Definitive Documents not to be or able to be satisfied in any material respect, or (3) any condition precedent contained in this Agreement or the Definitive Documents not to occur or become impossible to satisfy;
(E)a breach of this Agreement of which it becomes aware (including a breach by any Company Party, EchoStar or DNC to the extent actually known); and
(F)any matter or circumstance that they know gives, or believe is likely to give, rise to a termination of this Agreement under Section 10; and
(xiv)hereby grant, on the Agreement Effective Date, severally and not jointly and severally, the following releases, which releases shall not become effective until the occurrence of the Effective Date (upon which date the releases shall become effective without any further notice to or action by any person):

From and after the Effective Date (as defined in the Term Sheet), each of the Company Parties, EchoStar, DNC, and the Release Parties, to the maximum extent permitted under applicable law, as such law may be extended subsequent to the

Effective Date, shall expressly, conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release each of the Consenting Creditors (solely in the Consenting Creditors’ capacities as such), respectively, and their respective property and successors and assigns, of and from any and all claims, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing as of the Effective Date or thereafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of laws, or otherwise, including, without limitation, causes of action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise, that any Company Party, EchoStar, DNC, or Release Party would have been legally entitled to assert (whether individually or collectively) against any Consenting Creditor based on, relating to, or in any manner arising from, in whole or in part, any act taken or omitted to be taken on or prior to the Execution Date.

(b)Negative Commitments of the Company Parties, EchoStar and DNC. During the Agreement Effective Period, the Company Parties, EchoStar and DNC shall not, without the prior written consent of the Required Consenting Creditors, directly or indirectly:
(i)take any action that is inconsistent with this Agreement, the Definitive Documents or the Transactions or take any other action that would reasonably be expected to interfere with, delay, or impede solicitation, implementation, or consummation of, the Transactions;
(ii)file with any court any motion, pleading, or other document (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Transactions;
(iii)	violate the terms of any Governmental Approvals;
(iv)except to the extent expressly required by this Agreement, require any Consenting Creditor to fund or commit to fund any additional amounts, incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor;
(v)commence, support or join any litigation or adversary proceeding against the Consenting Creditors;
(vi)directly or indirectly prepare, commence or support any third party in connection with an avoidance action or other legal proceeding that challenges the amount, validity, allowance, character, enforceability, liens or encumbrances securing, or priority of any Company Claims;
(vii)except to the extent permitted by Section 7.3 hereof, seek, solicit, support, initiate, encourage, propose, negotiate, discuss, assist, consent to, vote for or enter into any agreement regarding (in each case, directly or indirectly) any Alternative Restructuring Proposal;

(viii)incur any Indebtedness for borrowed money, make any Investment, make any Asset Sale, authorize or consummate any issuance or sale of equity interests of any Company Party, make any Restricted Payment or make any payment with respect to the principal amount of any Indebtedness, in each case, except as required by this Agreement or in furtherance of the Transactions (for the avoidance of doubt, to the extent in furtherance of and not inconsistent with the Transactions, the Company Parties are not prohibited by this Section 7.1(b)(viii) to make any Permitted Asset Sale, on motion and notice to creditors);
(ix)exercise, or direct any other Person or Entity to exercise, any action with respect to any Company Claim that is inconsistent with the terms of this Agreement; or
(x)encourage any Person or Entity or facilitate any effort by any Person or Entity to do any of the foregoing.
7.2	Commitments of the Company Parties with Respect to Chapter 11 Cases.
(a)Affirmative Commitments of the Company Parties. Each of the Company Parties, jointly and severally, agrees that it shall, during the Agreement Effective Period, whether before or after the commencement of the Chapter 11 Cases:
(i)provide Ad Hoc Group Counsel an initial draft of all material pleadings the Company Parties intend to file with the Bankruptcy Court (including Definitive Documents) as early as reasonably practicable but, in any case, at least three (3) Business Days prior to the applicable document’s filing, or, if three (3) Business Days’ notice is not reasonably practicable, as soon as reasonably practicable but in all events prior to the filing of such pleading;
(ii)provide in the Plan, Disclosure Statement and Confirmation Order that Echosphere, L.L.C. shall reinstate its guarantee of the DBS Notes and execute all documentation necessary to evidence such guarantee immediately and effective upon emergence by the Company Parties from the Chapter 11 Cases;
(iii)timely file a formal objection, after consultation in good faith with Ad Hoc Group Counsel, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a chapter 11 plan, as applicable, (B) directing the appointment of a trustee or examiner, (C) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (D) dismissing any of the Chapter 11 Cases; or (E) that is otherwise inconsistent with the terms of this Agreement or the Transactions;
(iv)take all commercially reasonable actions that are reasonably necessary or appropriate to obtain the Bankruptcy Court’s approval of the Disclosure Statement, Solicitation Materials, and the Plan;

(v)take all commercially reasonable actions that are reasonably necessary or appropriate to cause the Plan Effective Date to occur as soon as practicable in accordance with the Plan, the Confirmation Order, and the Milestones; and
(vi)subject to Section 7.3, object to any motion to approve or confirm, as applicable, any Alternative Restructuring Proposal.
(b)Negative Commitments of the Company Parties. Each of the Company Parties, jointly and severally, agrees that it shall not, during the Agreement Effective Period, whether before or after the commencement of the Chapter 11 Cases:
(i)take any action that is inconsistent with this Agreement or the Transactions or that would reasonably be expected to interfere with, delay, condition or impede the Solicitation and approval of the Disclosure Statement, confirmation and consummation of the Plan and the Transactions or entry of the Confirmation Order;
(ii)amend or modify the Plan, in whole or in part, in a manner that is inconsistent with this Agreement;
(iii)withdraw or revoke the Plan or publicly state its intention not to pursue the Plan or, without the prior written consent of the Required Consenting Creditors, delay in any way the pursuit of confirmation of the Plan in a manner that is inconsistent with this Agreement, the Definitive Documents or the Milestones;
(iv)seek, solicit, propose, support, assist, or participate in the formulation or preparation of any Alternative Restructuring Proposal;
(v)file any motion, pleading, order or any Definitive Documents with the Bankruptcy Court (including any modification or amendment thereof) that in whole or in part, is inconsistent with this Agreement, the Plan or the Definitive Documents;
(vi)commence, support, or join any litigation or adversary proceeding relating to the Chapter 11 Cases against any Consenting Creditor; or
(vii)encourage any Person or Entity or facilitate any effort by any Person or Entity to do any of the foregoing.
7.3	Additional Provisions Regarding the Commitments of the Company Parties, EchoStar and DNC.
(a)Notwithstanding anything to the contrary in this Agreement, solely following the commencement of the Chapter 11 Cases, nothing in this Agreement shall require any Company Party that becomes a debtor or debtor-in-possession or the board of directors, board of managers, or similar governing body of such Company Party (including any committee of such governing body, as applicable), to take any action or to refrain from taking any action with respect to the Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law (as reasonably determined in good faith by such Party on the advice of external counsel) (the “Fiduciary Out”); provided that such determination shall not impede any Consenting Creditor’s right to terminate this Agreement in accordance with the terms hereof, including due to such action or inaction constituting or resulting in a Consenting Creditor Termination Event. The applicable Company Parties shall promptly notify Ad Hoc Group Counsel of any such determination within twenty-four (24) hours following such determination (the “Fiduciary Out Notice”). Notwithstanding anything to the contrary herein, each Consenting Creditor reserves its rights to challenge any action taken in the exercise of such fiduciary duties.

(b)Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.3(a) of this Agreement and not limiting or impacting the obligations of EchoStar (and its successors and assigns) with respect to the EchoStar Guaranty), solely following the commencement of the Chapter 11 Cases, each Company Party that becomes a debtor or debtor-in- possession and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, other advisors, and representatives shall have the rights to: (i) consider, respond to, and facilitate any unsolicited Alternative Restructuring Proposal; (ii) provide access to non-public information concerning any Company Party to any Person or Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Person or Entity; (iii) maintain or continue discussions or negotiations with respect to any unsolicited Alternative Restructuring Proposal; (iv) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of any unsolicited Alternative Restructuring Proposal; and (v) enter into or continue discussions or negotiations with holders of claims against or interests in a Company Party (including any Consenting Creditors), EchoStar, DNC, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Person or Entity regarding the Transactions or any unsolicited Alternative Restructuring Proposal in a manner that is not otherwise inconsistent with the terms of this Agreement or the Transactions. If any Company Party, EchoStar or DNC, receives an Alternative Restructuring Proposal, it or they shall: (x) within twenty-four (24) hours, provide Ad Hoc Group Counsel with notice and a copy of such proposal, including all annexes, ancillary terms and other components of such proposal (and to the extent the proposal is not in writing, a detailed written summary thereof), including the identity of the person or group of persons involved unless any Confidentiality Agreement that was executed prior to the date of the Term Sheet (January 11, 2026) and in effect at the time of determination precludes the identification of such person or group of persons; (y) provide Ad Hoc Group Counsel with reasonable updates as to the status and progress of such Alternative Restructuring Proposal; and (z) reasonably promptly respond to reasonable information requests and questions from Ad Hoc Group Counsel relating to such Alternative Restructuring Proposal, in each case solely to the extent disclosing such information is not subject to any attorney-client privilege.
(c)Nothing in this Agreement shall (i) impair or waive the rights of any Consenting Creditor, Company Party, EchoStar or DNC to assert or raise any objection permitted under this Agreement in connection with the Transactions or (ii) prevent any Consenting Creditor, Company Party, EchoStar or DNC from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

7.4EchoStar Guaranty. Subject to Section 10.5, EchoStar hereby guarantees to the Consenting Creditors and each of their successors and assigns the prompt payment in full in immediately available funds when due of the EchoStar Guaranty, which obligations of EchoStar under this Section 7.4 are primary and enforceable to the fullest extent permitted by applicable law, irrespective of any circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, or otherwise. The guarantee in this Section 7.4 is a continuing guarantee and is a guaranty of payment and not merely of collection.

Section 8.Transfer of Company Claims or DNC Notes Claims.

8.1Restrictions on Transfer. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Creditor to Transfer any Company Claims or DNC Notes Claims; provided, however, that, during the Agreement Effective Period, such Consenting Creditor shall not Transfer any Company Claims or DNC Notes Claims, and any such purported Transfer of Company Claims or DNC Notes Claims (other than any Transfer of Company Claims or DNC Notes Claims to a prime broker or in connection with derivatives or financing transactions, including repurchase agreements, subject, in each case, to the conditions set forth in clause (d) below) shall be void ab initio and without effect unless: (a) the transferee is a Consenting Creditor; (b) the transferee is a Consenting Creditor Related Fund; provided that, upon such Transfer, such transferee shall be deemed to become a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (which obligations may be enforced against such transferee by the Parties); (c) before such Transfer, the transferee agrees in writing for the benefit of the Parties to become, effective prior to or upon the consummation of such Transfer, a Consenting Creditor for all purposes hereunder and to be bound by all of the terms of this Agreement applicable to a Consenting Creditor (including with respect to any and all Company Claims or DNC Notes Claims it already may hold before such Transfer) by executing a Transfer Agreement and delivering an executed copy of such Transfer Agreement to Company Counsel (which may be provided by email from Ad Hoc Group Counsel to Company Counsel) and Ad Hoc Group Counsel within five (5) Business Days following execution (each transferee identified in the foregoing clauses (a) through (c), a “Permitted Transferee”); or (d) the transferee is (x) such Consenting Creditor’s prime broker holding the Company Claims or DNC Notes Claims, solely as part of a custodian arrangement whereby such Consenting Creditor retains, and no securities lending or other arrangement would deprive them of, all of its rights to vote, deliver consents or waivers relating to, sell or exchange such Company Claims or DNC Notes Claims in accordance with this Agreement or (y) the counterparty in an ordinary course derivatives or financing transactions, including repurchase agreements, in each case, so long as such counterparty is or, at the discretion of the Consenting Creditor, could become obligated to return such Company Claims or DNC Notes Claims to the Consenting Creditor sufficiently in advance of any voting or other deadline necessary for such Consenting Creditor to comply with its obligations hereunder. Any Permitted Transferee shall be deemed a Consenting Creditor hereunder. If any Consenting Creditor has validly transferred all of its Company Claims or DNC Notes Claims to a Permitted Transferee in accordance with this Section 8.1, such Consenting Creditor shall be deemed to relinquish all rights and be released from all obligations under this Agreement; provided that such Consenting Creditor shall continue to be liable for any breach of this Agreement by such Consenting Creditor that occurs before such Consenting Creditor’s Transfer of all of its Company Claims or DNC Notes Claims.

8.2Additional Company Claims or DNC Notes Claims. This Agreement shall not preclude Consenting Creditors from acquiring additional Company Claims or DNC Notes Claims; provided, however, that, during the Agreement Effective Period, (a) if a Consenting Creditor acquires additional Company Claims or DNC Notes Claims after executing this Agreement, such Consenting Creditor shall notify Company Counsel (which may be provided by email from Ad Hoc Group Counsel to Company Counsel) and Ad Hoc Group Counsel of such acquisition within five (5) Business Days after the closing of such acquisition, which notice shall include the amount and type of Company Claims or DNC Notes Claims Transferred and (b) such additional Company Claims or DNC Notes Claims shall automatically and immediately upon acquisition by the Consenting Creditor be deemed subject to all of the terms of this Agreement whether or not notice of such acquisition is given to the Company Parties and Ad Hoc Group Counsel. Each of the Consenting Creditors agrees not to create any subsidiary, affiliate or other vehicle or device for the purpose of acquiring Company Claims or DNC Notes Claims without first causing such subsidiary, affiliate, vehicle or device to be bound by and subject to this Agreement by executing a Joinder or Transfer Agreement. This Section 8.2 shall not impose any obligation on the Company Parties to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling the Consenting Creditor to effectuate a Transfer of any Company Claims or DNC Notes Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations arising under such Confidentiality Agreement.
8.3Qualified Marketmaker Exception. Notwithstanding anything to the contrary herein, (a) a Consenting Creditor may transfer any Company Claims or DNC Notes Claims to a Person or Entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Party only if such Qualified Marketmaker has purchased such Company Claims or DNC Notes Claims with a view to immediate resale of such Company Claims or DNC Notes Claims (by purchase, sale, assignment, transfer, participation or otherwise) to a Consenting Creditor or Permitted Transferee as soon as reasonably practicable, and in no event later than ten (10) Business Days after its acquisition; and (b) to the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may transfer or participate any right, title, or interest in any Company Claims or DNC Notes Claims that the Qualified Marketmaker acquires from a holder of Company Claims or DNC Notes Claims who is not a Consenting Creditor without the requirement that the transferee be a Consenting Creditor or a Permitted Transferee. For the avoidance of doubt, any Person or Entity that acquires Company Claims or DNC Notes Claims in its capacity as a Qualified Marketmaker and does not resell such Company Claims or DNC Notes Claims to a Consenting Creditor or a Permitted Transferee within ten (10) Business Days after its acquisition thereof must become a Consenting Creditor hereunder by executing and delivering a Joinder or Transfer Agreement within five (5) Business Days after the expiration of such period, to Company Counsel (which may be provided by email from Ad Hoc Group Counsel to Company Counsel) and Ad Hoc Group Counsel.

8.4Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any Company Claims or DNC Notes Claims in favor of a bank or broker-dealer holding custody of such Company Claims or DNC Notes Claims in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Company Claims or DNC Notes Claims.

Section 9.Representations and Warranties.

9.1Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to each other Party, as of the date such Party executes and delivers this Agreement (including by execution and delivery of a Joinder or Transfer Agreement, as applicable) and as of the Agreement Effective Date, that the following statements are true, correct and complete:
(a)Such Party is validly existing and in good standing (or the equivalent concept) under the Laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the Transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;
(b)The execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of Law applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, in each case (other than with respect to violations of or conflicts with its certificate of incorporation or by- laws), except where any such conflict, individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, operations, assets, liabilities (actual or contingent), or financial condition of such Party and its subsidiaries, taken as a whole, or to materially impair its ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the Transactions;
(c)Except as expressly provided in this Agreement and the Definitive Documents, no consent or approval (to the extent not already obtained by the Agreement Effective Date) is required by any other Person or Entity for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;
(d)As of the Agreement Effective Date, such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or Entity, would prevent it from taking any action required of it under this Agreement;

(e)Except as expressly provided in this Agreement, the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or Governmental Authority;
(f)Except as expressly provided in this Agreement, it has not made or participated in the formulation of any Alternative Restructuring Proposal, restructuring or similar agreement or arrangement with other Parties to this Agreement or any other Person or Entity that has not been disclosed to all Parties to this Agreement; and
(g)This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
9.2Additional Representations of the Consenting Creditors. Each of the Consenting Creditors represents and warrants that, in addition to the representations and warranties set forth in Section 9.1 hereof, as of the date of this Agreement, the following statements are true, correct and complete as of the Agreement Effective Date:
(a)subject to customary exceptions contained in ordinary course fund financing arrangements (including repurchase agreements), it (i) is the beneficial owner of the principal amount of the Company Claims and DNC Notes Claims (if any) set forth on its Holdings Confirmation, or has investment or voting discretion with respect to the principal amount of such Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Company Claims and DNC Notes Claims (if any) and to dispose of, exchange, assign and transfer such Claims; provided that any contractual obligation that a Consenting Creditor has to purchase or sell such a Claim, which obligation as of the Agreement Effective Date remains an outstanding obligation that has not yet settled as an assignment, participation, or other transfer shall be considered settled for purposes of this Agreement;
(b)(i) it is (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act) or (C) an institutional accredited investor (as defined in the Rules) and (ii) any securities acquired by the Consenting Creditor in connection with the Transactions will have been acquired for investment and not with a view to distribute or resale in violation of the Securities Act; and
(c)other than (i) with respect to any ordinary course pledge (A) in favor of a bank or broker dealer at which a Consenting Creditor maintains an account, where such bank or broker dealer holds a security interest in or other encumbrance over property in the account generally, or

(B) to any holders of obligations owed, or securities issued, by such Consenting Creditor, including to any trustee for, or any other representative of, such holders, and (ii) pursuant to this Agreement:

(A)such Company Claims and DNC Notes Claims (if applicable) are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind that would adversely affect, in any material respect, such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(B)it has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of its Company Claims or DNC Notes Claims (if applicable) that are inconsistent or conflict with representations and warranties of such Consenting Creditor herein or would render it otherwise unable to comply with this Agreement and perform its obligations hereunder.

Section 10.Termination Events.

10.1	Consenting Creditor Termination Events. This Agreement may be terminated
(a)as to all Parties by the Required Consenting Creditors and (b) with respect to a particular Consenting Creditor, by any affected Consenting Creditor described in Section 10.1(d), in each case by the delivery to the Company Parties and Ad Hoc Group Counsel of a written notice in accordance with Section 14.11 upon the occurrence of the following events:
(a)the breach in any material respect by a Company Party, EchoStar or DNC, of any representation, warranty or covenant set forth in this Agreement or any Definitive Document (once executed by each of the parties thereto) that, if capable of being cured, remains uncured for five

(5) Business Days after the Company Parties, EchoStar or DNC, as applicable, receive a written notice in accordance with Section 14.11 detailing any such breach;

(b)the failure of a Company Party, EchoStar or DNC to meet a Milestone that has not been waived, modified, extended or otherwise amended in a manner consistent with this Agreement unless such failure is the direct result of any act, omission or delay on the part of the terminating Consenting Creditor in violation of its obligations under this Agreement;
(c)the issuance, promulgation or enactment by any Governmental Authority, including any regulatory authority, licensing authority or court of competent jurisdiction (including an order of the Bankruptcy Court that has not been stayed), of any statute, regulation or final, non-appealable ruling or order that (i) enjoins the consummation of the Transactions to be consummated by any DBS Company Party, EchoStar or DNC and (ii) remains in effect for fourteen (14) days after such terminating Consenting Creditor transmits a written notice in accordance with Section 14.11 detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation under this Agreement;
(d)this Agreement or any Definitive Document is amended, modified, or supplemented in a manner that adversely affects, in any material respect, the rights or treatment of any Consenting Creditor; provided, that this Section 10.1(d) shall only apply to a Consenting Creditor whose rights or treatment are so adversely affected by such amendment, modification, or supplement, and, if a Consenting Creditor terminates this Agreement in accordance with this

Section 10.1(d), such Agreement shall otherwise remain in full force and effect with respect to all other Parties;

(e)ten (10) Business Days after the entry of a Final Order by any court of competent jurisdiction or other Governmental Authority or a change in Law that, in each such case, makes illegal or otherwise prevents or prohibits the consummation of the Transactions, and such Final Order has not been reversed or vacated;
(f)any Company Party, EchoStar or DNC files a motion, application, pleading, or proceeding (or any such Party supports or, in the case of any Company Party, does not oppose any such motion, application, pleading, or proceeding filed by a third party) (i) challenging, in any manner, the Company Claims under the existing Debt Documents, or the liens securing such Claims or asserting any other cause of action against or with respect to such Claims or the liens securing such Claims, or (ii) that is otherwise inconsistent with this Agreement in any material respect;
(g)any Definitive Document fails to comply with this Agreement, which failure remains uncured for a period of five (5) Business Days after receipt by the Company Parties of written notice of such failure from the Consenting Creditor;
(h)the Company Parties, EchoStar or DNC suspend or revoke or announce their intention to suspend or revoke, the Transactions;
(i)failure of the Company Parties, EchoStar or DNC to make all payments contemplated under this Agreement as and when due;
(j)a Company Party or the board of directors, board of managers or similar governing body of a Company Party (including any committee of such governing body, as applicable), exercises the Fiduciary Out, provides the Fiduciary Out Notice, or otherwise gives notice of termination of the Agreement pursuant to this Section;
(k)	if the Company Parties elect to implement the Transactions through the Chapter 11

Cases:

(i)the withdrawal of the Plan or Disclosure Statement or the amendment or modification of, or the filing of a motion or pleading by the Company Parties, in each case without the prior written consent of the Required Consenting Creditors, that seeks to amend or modify the Plan or the Disclosure Statement or any Definitive Documents, which amendment, modification or filing is (i) inconsistent with this Agreement, the Transactions or the Plan, as applicable or (ii) adverse to any Consenting Creditor; and such amendment or modification has not been reversed and/or such motion or pleading has not been withdrawn prior to the earlier of (A) five (5) Business Days after the Company Parties receive written notice from the applicable Required Consenting Creditors that such amendment, modification, motion or pleading is (1) inconsistent with this Agreement and/or the Plan and (2) adverse to such Consenting Creditors, and (B) entry of an order of the Bankruptcy Court approving such motion or pleading;

(ii)the Company Parties (i) withdraw the Plan, (ii) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (iii) file, propound or otherwise support any plan of reorganization other than the Plan, or (iv) publicly announce or otherwise notify the Consenting Creditors of their intention to do any of (i), (ii) or (iii);
(iii)the entry of a Final Order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order terminating exclusivity under section 1121 of the Bankruptcy Code;
(iv)any Company Party, EchoStar or DNC files, joins, or supports through a pleading filed with the Bankruptcy Court any motion, application, adversary proceeding or cause of action (i) challenging the validity, enforceability or priority of, or seeking to avoid, disallow, subordinate or otherwise limit the liens on any asset or assets comprising any portion of the collateral securing Company Claims, (ii) seeking to impose liability upon or enjoin the holders of Company Claims, in their capacity as such, or (iii) seeking to restrict the rights of holders of Company Claims, in their capacity as such, in each case without the prior written consent of the Required Consenting Creditors, and in case to the extent inconsistent with this Agreement;
(v)the entry of a Final Order by the Bankruptcy Court, or the filing of a motion or application by any Company Party, EchoStar or DNC seeking an order (without the prior written consent of the Required Consenting Creditors) (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code,

(ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement; or

(vi)the Bankruptcy Court enters a Final Order denying confirmation of the Plan with respect to the DBS Company Parties.
10.2Company Party, EchoStar and DNC Termination Events. For clauses (a), (b), and (d), the Company Parties may terminate this Agreement as to all Parties, for clause (c), the applicable Company Party may terminate this Agreement as to itself, and for clause (d), EchoStar or DNC may terminate this Agreement with respect to itself, in each case subject to the survival of the EchoStar Guaranty set forth in Sections 7.4 and 10.5, which cannot be terminated following the Agreement Effective Date except under the limited circumstance set forth therein, by the delivery of written notice to all Parties in accordance with Section 14.11 of this Agreement upon the occurrence of the following events:
(a)the breach in any material respect by any Consenting Creditor of any representation, warranty, or covenant of such Consenting Creditor set forth in this Agreement (to the extent not otherwise cured or waived within five (5) Business Days after notice of such breach is provided in accordance with Section 14.11) such that the non-breaching Consenting Creditors no longer constitute Required Consenting Creditors;
(b)the issuance, promulgation or enactment by any Governmental Authority, including any regulatory authority, licensing authority or court of competent jurisdiction, of any final,

non-appealable ruling or order that (i) enjoins the consummation of the Transactions to be consummated by any DBS Company Party, EchoStar or DNC and (ii) remains in effect for ten

(10) Business Days after the Company Parties transmit a written notice in accordance with Section

14.11 detailing any such issuance; provided that this termination right may not be exercised if a Company Party, DNC, or EchoStar sought or requested such ruling or order in contravention of any obligation under this Agreement;

(c)the board of directors, board of managers, or similar governing body of any Company Party determines in good faith, upon the advice of external counsel, to exercise its Fiduciary Out in accordance with the terms and conditions set forth in Section 7.3(a); provided, that, for the avoidance of doubt, the Required Consenting Creditors may terminate this Agreement in accordance with Sections 7.3(a) and 10.1(j) hereof; or
(d)the Bankruptcy Court enters a Final Order denying confirmation of the Plan with respect to the DBS Company Parties.
10.3Automatic Termination. This Agreement shall terminate automatically without further required action or notice as to all Parties upon the Plan Effective Date; provided, that the obligations of the Company Parties, EchoStar and DNC with respect to the Intercompany Transactions or the EchoStar Guaranty shall continue in full force and effect following any automatic termination set forth in this Section 10.3 in accordance with Section 10.5.
10.4Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Company Parties, EchoStar, DNC, and the Required Consenting Creditors.
10.5On the Termination Date as to a Party, subject to Section 14.21, this Agreement shall be of no further force and effect as to such Party, and each such Party shall be released from its commitments, undertakings and agreements under or related to this Agreement and shall have the rights and remedies that it would have had had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all claims or causes of action; provided, that, notwithstanding anything to the contrary contained in this Agreement (including, for the avoidance of doubt, the Term Sheet) or any Definitive Document, the obligations of the Company Parties, EchoStar (and any of its successors or assigns) and DNC (i) with respect to the EchoStar Guaranty shall continue in full force and effect following the Agreement Effective Date regardless of any termination or other event that may occur thereafter, including the termination of this Agreement by any party in accordance with this Section 10 or the failure to consummate (or timely consummate) any of the Transactions contemplated hereby; provided, that, notwithstanding the foregoing, the EchoStar Guaranty as set forth in Section 7.4 shall terminate upon a termination of this Agreement pursuant to Section 10.2(a) if such termination is not contested as to the Required Consenting Creditors or if such termination is contested, upon entry of a Final Order determining that the material breach of this Agreement by a Consenting Creditor has occurred; provided, further, that if such termination is contested, EchoStar’s obligations with respect to the EchoStar Guaranty shall be held in abeyance until entry of such Final Order, at which time EchoStar shall, as applicable, pay its portion of the

Claim Settlement Amount to the Supporting Noteholders or be forever relieved and discharged from the EchoStar Guaranty; and (ii) with respect to the Intercompany Transactions shall continue in full force and effect following any termination of this Agreement pursuant to Section 10.3. If the Transactions are consummated at any time following termination of this Agreement pursuant to Section 10.2(a) (upon which termination the EchoStar Guaranty shall have terminated pursuant to the foregoing clause (i)), the EchoStar Guaranty shall be deemed automatically reinstated upon such consummation and shall continue in full force and effect. Upon the termination of this Agreement as to any Consenting Creditor prior to the Plan Effective Date, any and all consents or ballots tendered by such Consenting Creditor before such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise; provided, however, that if such termination occurs on or after the Petition Date and after the deadline for Company Claims to vote to accept the Plan, the Company Parties may also request that the Consenting Creditor file a notice of withdrawal with the Bankruptcy Court within two (2) Business Days of the applicable Termination Date. Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any purported termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner, waive, limit, or impair the ability of any Consenting Creditor to protect and preserve its rights (including rights under this Agreement), remedies, claims or interests in or against any Company Party, EchoStar, DNC, or any other Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 10.5 or otherwise if the Party seeking to terminate this Agreement is in breach of, in any material respect, this Agreement and such breach has been noticed to the other Party in accordance with this Agreement and remains uncontested.

10.6Automatic Stay. Each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required. The Company Parties, EchoStar and DNC acknowledge that after the Petition Date, the giving of notice of termination and the exercise of any rights under this Agreement by any Party shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code.

Section 11. Professional Fees. During the pendency of the Chapter 11 Cases, the Company Parties, DNC, or EchoStar shall pay on a current basis all reasonable and documented professional fees and expenses incurred by Ad Hoc Group Counsel and any local counsel or other advisor engaged by Ad Hoc Group Counsel on behalf of the Consenting Creditors (i) following the Agreement Effective Date or (ii) in connection with the Chapter 11 Cases (such fees and expenses, collectively, the “Ad Hoc Group Professional Fees”); provided that the Ad Hoc Group Professional Fees payable by the Company Parties under this Agreement incurred through the date that is 180 days after the Petition Date shall not exceed $10,000,000 in the aggregate. For the avoidance of doubt, (i) all reasonable and documented Ad Hoc Group Professional Fees incurred during the pendency of the Chapter 11 Cases following the date that is 180 days after the Petition

Date shall be paid by the Company Parties, DNC, or EchoStar on a current basis and not subject to any cap, and (ii) unless otherwise expressly agreed, the Company Parties, DNC, and EchoStar shall have no obligation pursuant to this Agreement to pay any fees and expenses of Lazard Frères & Co. LLC in connection with its representation of the Consenting Creditors on or following the Petition Date. The full satisfaction, in cash, of all Ad Hoc Group Professional Fees as set forth in this Section 11 shall be a condition precedent to the Plan Effective Date.

Section 12. Cooperation and Support. The Parties shall cause each of their applicable subsidiaries and affiliates to cooperate with each other and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transactions. Furthermore, subject to the terms of this Agreement, each of the Parties shall, to the extent practicable, cause each of their applicable subsidiaries and affiliates to take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary, commercially reasonable and consistent with applicable Law to carry out the purposes and intent of this Agreement and shall, to the extent practicable, refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided, however, that nothing contained in this Section 12 or any other provision of this Agreement requires a Party to cause any such subsidiaries or affiliates to become Parties to this Agreement. Notwithstanding anything to the contrary in this Agreement, (a) to the extent that any Consenting Creditor lacks authority to bind its affiliates, nothing in this Agreement shall require such Consenting Creditor to bind such affiliates, (b) nothing in this Agreement shall apply to any portfolio company of a Consenting Creditor other than the Parties, and (c) nothing in this Agreement shall apply to any Consenting Creditor other than (i) in its capacity as a holder of Company Claims and (ii) as applicable, in its capacity as a holder of DNC Notes Claims.

Section 13.  Amendments and Waivers. This Agreement, including the exhibits hereto, may not be modified, amended, waived or supplemented except in writing signed by (a) each Company Party, (b) EchoStar, (c) DNC, and (d) the Required Consenting Creditors, other than as expressly provided herein; provided, that any modification of this Section 13, Section 10.1(d), or the definitions of “Required Consenting Creditors” or “Consenting Creditors” shall require the consent of (a) all Consenting Creditors (other than those that have terminated this Agreement as to themselves pursuant to Section 10.1(d)) and (b) the Company Parties. Any modification, amendment, waiver, or supplement to this Agreement that materially, adversely, and disproportionately affects any Consenting Creditor relative to the other Consenting Creditors shall not be binding on such affected Consenting Creditor without the written consent of such affected Consenting Creditor; provided, however, that any modification, amendment, waiver, or supplement to any New Notes Indentures, the Exchange Notes Indentures or any other material, documents, opinions, instruments, schedules or exhibits described in, related to, contemplated in, or reasonably necessary to implement such New Notes Indentures or Exchange Notes Indentures shall be subject solely to the applicable consent rights set forth in Section 5. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio. Notice of any modification, amendment, waiver, or supplement shall be immediately delivered to all Consenting Creditors not consenting, or party, thereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise of any right, power or remedy by such Party. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.  Miscellaneous.

14.1Further Assurances. Subject to the other terms of this Agreement, the Parties shall execute and deliver such other instruments and perform such other acts, in addition to the matters herein specified, as may be reasonably necessary, from time to time, to effectuate the Transactions.
14.2Complete Agreement. This Agreement, including the exhibits hereto, together with the other Definitive Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement and the Co-Op Agreement.
14.3Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other Person or Entity except as provided in Section 8. Any beneficial owner, or investment manager or advisor to a beneficial owner, of the Existing Notes that is not already a party to this Agreement may become a Party by executing a Joinder or a Transfer Agreement and, upon becoming a Party, shall be deemed a Consenting Creditor hereunder.
14.4Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.
14.5GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT and any claim, controversy, dispute or cause of action (whether at law, in equity, in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE BANKRUPTCY CODE AND THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or other proceeding in respect of any claim arising out of or related to this Agreement in the Federal District Court for the Southern District of New York in New York, New York or the state courts located therein; provided that each Party agrees that, during the pendency of the Chapter 11 Cases, it shall bring any such action or proceeding in the Bankruptcy Court and, solely in connection with claims arising under this Agreement, each Party: (a) irrevocably submits to the exclusive jurisdiction of such courts; (b) waives any objection to laying venue in any such action or proceeding in such courts; and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over any Party hereto.
14.6TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.7Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery. Each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.
14.8Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties, EchoStar, DNC, and the Consenting Creditors each were represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
14.9Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
14.10Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.
14.11Notices. All notices and information hereunder shall be deemed given if in writing and delivered by electronic mail, courier or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)	If to a Company Party: DISH DBS Corporation

9601 South Meridian Boulevard Englewood, Colorado 80012

Attn:Chief Legal Officer (legal.notices@dish.com)

with a copy to (which shall not constitute notice) to Company Counsel:

White & Case LLP

1221 Avenue of the Americas New York, New York 10020-1095

Attn:	Thomas E Lauria (tlauria@whitecase.com) Jonathan Michels (jmichels@whitecase.com)

White & Case LLP 300 N. LaSalle Drive

Chicago, Illinois 60654-3406

Attn:	Matthew E. Linder (mlinder@whitecase.com) Laura E. Baccash (laura.baccash@whitecase.com)

above.

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

Attn:A.J. Ericksen (aj.ericksen@whitecase.com)

(b)	If to Company Counsel, the addresses of Company Counsel set forth in clause (a)

(c)	If to EchoStar or DNC:

9601 South Meridian Boulevard Englewood, Colorado 80012

Attn:Chief Legal Officer (legal.notices@echostar.com)

(d)	If to the Consenting Creditors:

Each Consenting Creditor at the address set forth in its signature page to this Agreement (or in the signature page to a Joinder or Transfer Agreement, as applicable, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date).

with a copy to (which shall not constitute notice) to Ad Hoc Group Counsel:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn:	Dennis F. Dunne (ddunne@milbank.com) Lisa Laukitis (llaukitis@milbank.com) Nelly Almeida (nalmeida@milbank.com) Lawrence G. Wee (lwee@milbank.com)
(e)	If to Ad Hoc Group Counsel, the addresses of Ad Hoc Group Counsel set forth in clause (d) above.

Any notice given by delivery, mail, or courier shall be effective when received, and any notice delivered or given by electronic mail shall be effective when sent. For the avoidance of doubt, notice may be delivered by email by White & Case LLP on behalf of any or all of the Company Parties and by Milbank LLP on behalf of any or all entities constituting the Consenting Creditors.

14.12Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the

Company Parties, and it has been represented by counsel or other advisors (or has had ample opportunity to seek representation or advice from counsel or other advisors) in connection with this Agreement and the Transactions.

14.13Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair or restrict any right or the ability of the Consenting Creditors to protect and preserve each of their rights, remedies, claims and interests in or against the Company Parties. Without limiting the foregoing sentence in any way, if the Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their rights and remedies. Except as expressly set forth herein, nothing herein is intended to, or shall, modify the terms of the existing Debt Documents, the rights or remedies of any party thereunder, or the voting or consent requirements thereunder. This Agreement is part of a proposed settlement of matters that could otherwise be subject to litigation among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
14.14Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 13 or otherwise, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including by email) between counsel to the Parties.
14.15Good Faith Cooperation. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transactions in a manner consistent with each such Party’s rights and obligations under this Agreement.
14.16Specific Performance. Money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. No right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at Law, or in equity.
14.17Several, Not Joint, Obligations. The agreements, representations and obligations of the Consenting Creditors under this Agreement are, in all respects, several and neither joint nor joint and several.
14.18Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

14.19Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties. No other Person or Entity shall be a third-party beneficiary hereof.
14.20No Recourse. This Agreement may be enforced only against the Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties under this Agreement). All claims or causes of action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the entities that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling Person or Entity, agent, attorney, or other representative of any Party hereto (including any Person or Entity negotiating or executing this Agreement on behalf of a Party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling Person or Entity, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of a Person or Entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.
14.21Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with Section 8 or (b) the termination of this Agreement in accordance with Section 10, each of the following shall survive any such Transfer or termination: (i) any claim for material breach of this Agreement that occurs prior to the Transfer or termination, as applicable; and (ii) the agreements and obligations under any Confidentiality Agreement in accordance with the terms thereof.
14.22Disclosure; Publicity. Except as may be required by Law, none of the Parties, or any Person or Entity acting on their behalf, prior to the Petition Date, as applicable, shall issue any press release or make any public statement regarding the Transactions, including the existence or contents of this Agreement, other than in a form mutually agreed to by the Parties. The Consenting Creditors acknowledge that, on or about the Agreement Effective Date, the Company Parties, EchoStar and DNC will file a Form 8-K with the Securities and Exchange Commission disclosing this Agreement, including each exhibit hereto.
14.23Relationship Among Parties. It is understood and agreed that the Consenting Creditors, on one hand, and the Company Parties, EchoStar or DNC, on the other hand, do not have any duty of trust or confidence in any form with each other, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Party to this Agreement may trade in Company Claims or equity interests without the consent of the Company Parties, as the case may be, or any other Party, subject to applicable securities laws, the terms of any applicable Confidentiality Agreement, and the terms of this Agreement; provided that no Party shall have any responsibility for any such trading by any other Party by virtue of this Agreement. No prior history, pattern, or practice of sharing confidence among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) with any other Party. For the avoidance of doubt, no action taken by a Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that any Consenting Creditors are in any way acting in concert or as such a “group.”

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

DISH DBS CORPORATION

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DISH BROADCASTING CORPORATION

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DISH NETWORK L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DISH NETWORK SERVICE L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DISH OPERATING L.LC.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DISH TECHNOLOGIES HOLDING CORPORATION

By: /s/ Dean A. Manson

Name: Dean A. Manson

Title: Director

[Signature Page to Restructuring Support Agreement]

DISH TECHNOLOGIES L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

SLING MEDIA, L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

SLING TV GIFT CARD CORPORATION

By: /s/ Dean A. Manson

Name: Paul W. Orban

Title: Executive Vice President, General Counsel and Secretary

SLING TV HOLDING L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

SLING TV L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

SLING TV PURCHASING L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DISH NETWORK CORPORATION

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

[Signature Page to Restructuring Support Agreement]

ECHOSTAR CORPORATION

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

ECHOSTAR INTERCOMPANY RECEIVABLE COMPANY L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Treasurer

DISH DBS ISSUER L.L.C.

By: DISH Network L.L.C., as Common Member

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

DBS INTERCOMPANY RECEIVABLE L.L.C.

By: /s/ Paul W. Orban

Name: Paul W. Orban

Title: Executive Vice President and Chief Financial Officer

[Signature Page to Restructuring Support Agreement]

[CONSENTING CREDITOR]1 in its capacity as a holder of DBS Notes and in its capacity as a holder of DNC Notes with respect to the DNC Notes Commitments, the Transfer Provisions, and the Consenting Creditor Representations

By:   Name:

Title: Email Address: Address:

1 This Agreement applies only to [signatory entity] (“[signatory entity]”) and, as set forth in the Agreement, the Company Claims and DNC Notes Claims (if applicable) beneficially held by [signatory entity] in the aggregate principal amount(s) set forth below its signature herein held on behalf of, and with respect to, [institution]. Accordingly, the terms “Consenting Creditor,” “Party,” and/or “Parties” for all purposes of the Agreement mean and refer only to [signatory entity] and such business unit’s holdings of Company Claims and DNC Notes Claims (if applicable). Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to (i) any credit facilities, claims, securities, notes, other obligations or any other interests in the Company Parties, EchoStar or DNC (other than the DNC Notes Claims as set forth in the Agreement) that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or affiliate of [institution], (ii) any credit facilities or indentures to which [institution] or any of its affiliates (collectively, “[institution group]”) is a party in effect as of the date hereof, (iii) any new credit facilities or indentures, amendment to an existing credit facility or indenture, or debt or equity securities offering involving [institution group] or to which [institution group] is or becomes a party, (iv) any direct or indirect principal activities undertaken by any [institution group] entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity undertaken by employees who are not a member of [institution], (vi) any [institution group] entity or business engaged in providing private banking or investment management services, or (vii) any claims, loans, DBS Notes, DNC Notes, notes, debt or equity securities or related claims that may be beneficially owned by non-affiliated clients of [institution group] or for which [institution group] acts in a fiduciary capacity.

For the avoidance of doubt, unless required to be disclosed by applicable Law, under no circumstance shall this signature page, the identity of the holder(s), or the amount of holdings be disclosed publicly or to any other party, or used in any litigation or for any purpose other than to confirm that the requirements contained in Section 3 of the Agreement are satisfied.

[Signature Page to Restructuring Support Agreement]

ANNEX 1

RESTRUCTURING SUPPORT AGREEMENT HOLDINGS CONFIRMATION

Amounts Beneficially Owned or Managed on Account Of:
DBS 2026 Secured Notes (if any)	$
DBS 2026 Unsecured Notes (if any)	$
DBS 2028 Secured Notes (if any)	$
DBS 2028 Unsecured Notes (if any)	$
DBS 2029 Unsecured Notes (if any)	$
DNC Notes (if any)	$

DISH DBS Corporation

DISH Broadcasting Corporation DISH Network L.L.C.

DISH Network Service L.L.C. DISH Operating L.L.C.

EXHIBIT A COMPANY PARTIES

DISH Technologies Holding Corporation DISH Technologies L.L.C.

Sling Media, L.L.C.

Sling TV Gift Card Corporation Sling TV Holding L.L.C.

Sling TV L.L.C.

Sling TV Purchasing L.L.C.

EXHIBIT B TERM SHEET

EchoStar Corporation, DISH Network Corporation, DISH DBS Corporation and

DISH DBS Issuer LLC Refinancing Term Sheet

March 19, 2026

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OR CHAPTER 11 PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933 AND/OR SECTION 1145 OF THE BANKRUPTCY CODE AND APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE STATUTES, RULES, AND LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE REFINANCING TRANSACTIONS DESCRIBED HEREIN, WHICH WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTATION INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY REFINANCING TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY, AND NO BINDING OBLIGATIONS SHALL BE CREATED BY THIS TERM SHEET UNLESS AND UNTIL BINDING DEFINITIVE DOCUMENTATION IS EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES.

THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND, EXCEPT AS REQUIRED BY LAW, SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY PARTIES.

This term sheet (this “Term Sheet”) 1 sets forth the principal terms of a refinancing (the “Refinancing Transactions”) of aspects of the capital structure and financial obligations of DISH

1  Capitalized terms have the meaning ascribed to them in this Term Sheet or Annex 1 attached hereto. All ratios contained herein are based on LTM EBITDA without giving effect to any synergies (whether with respect to a potential combination with DirecTV or otherwise).

Network Corporation (“DNC”), DISH DBS Corporation (“DBS”), DISH DBS Issuer LLC (“DBS SubscriberCo”), and their respective subsidiaries that are guarantors under the DBS Notes (as defined herein) (such subsidiaries, collectively with DNC, DBS, and DBS SubscriberCo, the “Company Parties”). The Refinancing Transactions will be accomplished either (a) out of court or (b) solely if necessary to effectuate any of the indenture amendments described in the Effective Date Transactions section of this Term Sheet in a manner that is binding as to all holders of DBS 2028 Secured Notes and DBS 2026 Notes, through voluntary cases (the “Chapter 11 Cases”) commenced under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) to implement a prepackaged, prearranged or other chapter 11 plan for one or more of the Company Parties and their affiliates (the “Chapter 11 Plan”) that certain holders of DBS Notes (the “Consenting Creditors”) would be obligated to support in accordance with the Restructuring Support Agreement (as defined below).

The regulatory, corporate, tax, accounting, and other legal and financial matters related to the Refinancing Transactions have not been fully evaluated, and any such evaluation may affect the terms and structure of any Refinancing Transactions. The Refinancing Transactions detailed in this Term Sheet are subject in all respects to the negotiation, execution, and delivery of a definitive agreement regarding the terms of the Refinancing Transactions (the “Restructuring Support Agreement” and, together with any and all related definitive documentation, the “Definitive Documentation”).

Transaction Overview
Summary of Refinancing Transactions: [2]

The Refinancing Transactions address $11,750,000,000 of the Company Parties’ funded debt obligations. The Refinancing Transactions described in this Term Sheet relate to the DBS Notes, the DBS SubscriberCo Term Loans and the DBS SubscriberCo Preferred, as each such term is defined in Annex 1 hereto.

As contemplated herein, each of the Refinancing Transactions will occur on either the Execution Date or the Effective Date (each as defined below); provided that, notwithstanding the following provisions, if elected by each of (i) the Consenting Creditors and (ii) the Company Parties, all Refinancing Transactions (including all payments and dismissal of the pending lawsuit) shall instead occur on the Effective Date (with only entry into the Restructuring Support Agreement occurring on the Execution Date).

On or about the date when the Company Parties and the Consenting Creditors enter into the Restructuring Support Agreement (the “Execution Date”):

[2]

Capitalized terms used but not defined in this summary shall have the meaning hereinafter ascribed to such terms. To the extent this “Transaction Overview” is inconsistent or conflicts with the “Terms” below, the “Terms” shall govern.

2

(1)DNC will pay DBS approximately $2,190,000,000 on account of the 2024 Intercompany Loans (which reﬂects the full principal, PIK interest and accrued and unpaid interest to November 30, 2025) plus any accrued and unpaid interest (including any interest paid in kind) to the date of such payment;

(2)DBS and EchoStar agree to make the nonrefundable $125,000,000 Claim Settlement Amount to the Consenting Creditors as set forth below;

(3)DBS will pay the Consenting Creditors an amount equal to $75,000,000 of the Claim Settlement Amount as set forth below;

(4)DBS will pay all of the obligations of DBS SubscriberCo with respect to the DBS SubscriberCo Term Loans and the DBS Subscriber Preferred;

(5)DBS SubscriberCo (and the DBS subscribers therein) will be reconsolidated with DBS such that credit support for the DBS Notes will include all of the subscribers of the DBS Pay TV business;

(6)all Company Parties or their affiliates that, in each case, hold the SlingTV business assets will be consolidated with DBS such that credit support for the DBS Notes will include the full value of the SlingTV business;

(7)the indenture for the DBS 2028 Secured Notes will be amended to include the DBS Cash Sweep as set forth below;

(8)as set forth below, the indentures for the DBS Notes will be amended to (a) limit the circumstances under which DBS (or, in the case of a business combination, the surviving entity) may upstream cash or other value, including (i) tax distributions by DBS being limited to the lesser of (x) the cash tax liability of DBS as a stand-alone corporate entity without giving effect to tax sharing agreements and (y) DBS’s proportionate share (based on taxable income) of the cash taxes of the consolidated group, (ii) direct and indirect upstream payments to affiliates of DBS in respect of usage of satellites (or other related services) being limited to market rates and (iii) direct and indirect upstream payments being limited to the portion of corporate overhead reasonably allocable to DBS, (b) limit the ability of DBS and its subsidiaries to engage in further financing transactions

3

constituting priming financings and other liability management transactions (to be defined in a manner mutually agreed), (c) reflect such modifications reasonably necessary to facilitate a potential DirecTV business combination, consisting of: (i) a waiver or amendment to the applicable definition of “Change of Control” to permit such business combination so long as the following prong (ii) is met; and (ii) the requirement that the combined company’s total net leverage ratio not exceed 2.75x at closing of the business combination, and (d) restrict DBS’s and, if the DirecTV business combination is consummated, the combined company’s ability to incur any new debt for borrowed money with a maturity date before June 30, 2029;

(9)the Consenting Creditors will cause the Lawsuit to be dismissed with prejudice; and

(10)the parties will enter into Mutual Releases as provided below, which shall be held in escrow and become effective only as of the Effective Date.

On or about the date on which the parties consummate the remaining Refinancing Transactions in accordance with the agreed terms set forth in the Restructuring Support Agreement and this Term Sheet (the “Effective Date”) or, in the case of items

(1)–(3) below, on or before the date of consummation of the transactions contemplated by the License Purchase Agreement dated as of August 25, 2025 by and among EchoStar Corporation, the other Seller Parties set forth therein, and AT&T Mobility II LLC (the “AT&T Closing Date”): 3

(1)DNC will pay DBS approximately $2,845,000,000 plus accrued and unpaid interest on account of the 2021 Intercompany Loan – Tranche B; provided that if such payment has not been made by December 1, 2026, it will be made on such date;
(2)DNC will pay or otherwise satisfy and discharge in full approximately $4,767,000,000 plus accrued and unpaid

3  The Effective Date shall not occur prior to (1) satisfaction or waiver of the conditions precedent specified in the Restructuring Support Agreement, as applicable, (2) if the Company Parties elect to implement the Refinancing Transactions through Chapter 11 Cases, the effective date of the Chapter 11 Plan, and (3) the AT&T Closing Date. For the avoidance of doubt, the EchoStar Guaranty (as defined in the Restructuring Support Agreement) shall survive the Effective Date in accordance with the terms of the Restructuring Support Agreement.

4

interest on account of the 2021 Intercompany Loan – Tranche A;

(3)any and all liens or encumbrances with respect to the collateral that secures the 2021 Intercompany Loan will be released;
(4)as provided below, the indentures for the DBS 2026 Notes will be amended to permit such notes to be redeemed, at any time after March 31, 2026, at par plus accrued and unpaid interest to any such date of redemption without any premium, penalty, or charge;
(5)if the amendments reflected in item (4) above are implemented, DBS will redeem any remaining DBS 2026 Unsecured Notes at par plus accrued and unpaid interest to any such date of redemption without any premium, penalty, or charge as provided below;
(6)on June 1, 2026, EchoStar Corporation will pay the Consenting Creditors such portion of the $125,000,000 Claim Settlement Amount, if any, that the Consenting Creditors have not received from another Company Party or affiliate thereof as of such date as set forth below; and
(7)	the Mutual Releases shall become effective.

Under certain circumstances, a further $175,000,000 could be available from certain affiliates of DBS for the redemption of the DBS 2028 and 2029 Notes.

Overall, the Refinancing Transactions will deleverage the Company Parties, simplify their capital structure, and favorably position the Company Parties to continue to deliver value to customers and stakeholders.

For the avoidance of doubt, other than as specified herein, the Refinancing Transactions will not affect the terms of or the applicable Company Parties’ obligations under or with respect to the DBS Notes. The Refinancing Transactions will not affect the DNC Notes.

5

Terms Execution Date Transactions
Repayment of 2024 Intercompany Loans	On or as soon as reasonably practicable after the Execution Date, DNC shall pay (or cause to be paid) the following amounts:

(1) to  DBS,  cash  in  the  amount  of  approximately

$1,631,000,000 plus accrued and unpaid interest (including any interest paid in kind) to the date of such payment, in full and final satisfaction of the June 2024 intercompany loan from DBS to DNC, which matures on August 13, 2028 (the “June 2024 Intercompany Loan”); and

(2) to DBS, cash in the amount of approximately $510,000,000 plus accrued and unpaid interest (including any interest paid in kind) to the date of such payment, in full and final satisfaction of the September 2024 intercompany loan from DBS to DNC, which matures on November 13, 2028 (the “September 2024 Intercompany Loan” and, together with the June 2024 Intercompany Loan, the “2024 Intercompany Loans”).

DBS’s Claim Settlement Amount:

On the Execution Date, DBS shall pay the Consenting Creditors

$75,000,000 of the nonrefundable $125,000,000 payment (the “Claim Settlement Amount”) payable to the Consenting Creditors for their support of the Consenting Creditors of the Refinancing Transactions and the payment of the reasonable and documented professional fees of Milbank LLP and Lazard Frères & Co. LLC incurred up to and including the Execution Date; provided, however, that the Claim Settlement Amount will be allocated as determined by the steering committee of the ad hoc group of holders of the DBS Notes represented by Milbank LLP (the “Steering Committee”). [4]

As of the Execution Date, EchoStar Corporation agrees to pay, on June 1, 2026, such portion of the $125,000,000 Claim Settlement Amount owed to the Consenting Creditors, if any, that the Consenting Creditors have not received from another Company Party or affiliate thereof as of such date.

4  The Company shall cooperate with the Consenting Creditors to allocate the Claim Settlement Amount as determined by the Steering Committee. Any Consenting Creditor entitled to receive any portion of the Claim Settlement Amount as set forth in this Term Sheet, subject to the allocation of the Claim Settlement Amount as determined by the Steering Committee (as defined below), shall have the right to appoint one or more designees to receive such portion of the Claim Settlement Amount on such Consenting Creditor’s behalf.

6

In addition, if the Chapter 11 Election is made, DBS shall pay the reasonable and documented professional fees of Milbank LLP and Lazard Frères & Co. LLC incurred during the chapter 11 cases on a current basis; provided that such fees and expenses shall not exceed $10,000,000 in the aggregate solely for the first 180 days of the chapter 11 cases (and thereafter no cap shall apply).

DBS SubscriberCo Repayments:

On or as soon as reasonably practicable after the Execution Date, DBS shall pay all of the obligations of DBS SubscriberCo with respect to the DBS SubscriberCo Term Loans and the DBS Subscriber Preferred.

DBS SubscriberCo Reconsolidation:

On or as soon as reasonably practicable after the Execution Date,

(1) DBS SubscriberCo (and the DBS subscribers and other assets therein) shall be reconsolidated with DBS such that the credit support for the DBS Notes shall include all of the subscribers and other assets of the DBS Pay TV business and (2) to the extent they continue to exist after the reconsolidation referenced in clause (1), DBS SubscriberCo and its Subsidiaries shall be designated as Restricted Subsidiaries (as each such term is defined in the DBS Notes indentures) and joined as additional guarantors for purposes of the indentures and security documents governing all the DBS Notes.

SlingTV Business Consolidation:

On or as soon as reasonably practicable after the Execution Date,

(1) all Company Parties or their affiliates that, in each case, hold subscribers and other assets of the SlingTV business shall be consolidated with DBS such that the credit support for the DBS Notes shall include all of the value of the SlingTV business and

(2) such entities shall be designated as Restricted Subsidiaries and joined as additional guarantors for purposes of the indentures and security documents governing all the DBS Notes.

DBS 2028 Secured Notes Cash Sweep:

On the Execution Date, the indenture for the DBS 2028 Secured Notes shall be amended to require DBS to make an offer to repurchase DBS 2028 Secured Notes principal and accrued and unpaid interest on such notes, in each case at par without any premium, penalty, or charge, in an amount such that the price payable in connection with each such repurchase equals DBS’s “Available Cash” (to be measured based on balance sheet cash at quarter end and defined in a manner to be mutually agreed) in excess of $500,000,000.

The required offer to repurchase (or, as set forth below, the required redemptions on and after the Effective Date if the

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Refinancing Transactions are implemented under a chapter 11 plan for DBS) (in each case, the “DBS Cash Sweep”) shall be made on a quarterly basis commencing with the fiscal quarter ending March 31, 2027 (and with respect to the Available Cash for such quarter); provided, however, that the DBS Cash Sweep shall be suspended automatically if DBS consummates a DirecTV business combination (whether by merger, acquisition or other transaction) (1) so long as the combined company reaches (and remains below) a total net leverage ratio of less than

2.25x or (2) so long as the aggregate principal amount of the DBS 2028 Secured Notes is reduced (and remains below) to 50% or less of the aggregate principal amount of such notes outstanding as of the execution of the Restructuring Support Agreement; provided, further, that the combined company shall not be permitted to make restricted payments under the indentures for the DBS 2028 and 2029 Notes.

Other Amendments to DBS Note Indentures:

On the Execution Date, the indentures for each of the DBS Notes shall be amended, on terms to be mutually agreed in Definitive Documentation, to (1) limit the circumstances under which DBS (or, in the case of a business combination, the surviving entity) may upstream cash or other value, including (i) tax distributions by DBS being limited to the lesser of (x) the cash tax liability of DBS as a stand-alone corporate entity without giving effect to tax sharing agreements and (y) DBS’s proportionate share (based on taxable income) of the cash taxes of the consolidated group, (ii) direct and indirect upstream payments to affiliates of DBS in respect of usage of satellites (or other related services) being limited to market rates and (iii) direct and indirect upstream payments being limited to the portion of corporate overhead reasonably allocable to DBS, (2) limit the ability of DBS and its subsidiaries to enter into further financing transactions constituting priming financings or liability management transactions (to be defined in a manner to be mutually agreed),

(3) reflect such modifications reasonably necessary to facilitate a potential DirecTV business combination (whether by merger, acquisition or other transaction), consisting of: (a) a waiver or amendment to the applicable definition of “Change of Control” to permit such business combination so long as the following prong (b) is met; and (b) the requirement that the combined company’s total net leverage ratio not exceed 2.75x at closing of the business combination, and (4) restrict DBS’s and, if the DirecTV business combination is consummated, the combined company’s ability to incur any new debt for borrowed money with a maturity date before June 30, 2029; provided further, however, that such amendments shall permit DBS to pay or

8

upstream cash for amounts owed to affiliates in the ordinary course, including, without limitation, for satellite lease payments and tax obligations (to be mutually agreed in the Definitive Documentation).

Dismissal of Lawsuit With Prejudice:

On or as soon as reasonably practicable after the Execution Date, the Consenting Creditors will cause the lawsuit captioned U.S. Bank Tr. Co. Nat’l Ass’n v. DISH DBS Corp., et al., No. 1:24-cv- 3646 (JGLC), pending in the United States District Court for the Southern District of New York (the “Lawsuit”) to be dismissed with prejudice.

Mutual Releases:

On the Execution Date, the Company Parties and the Consenting Creditors shall execute mutual releases of any and all claims, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or thereafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of laws, or otherwise, including, without limitation, causes of action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise, that any Company Party or Consenting Creditor would have been legally entitled to assert (whether individually or collectively) against the other, based on, relating to, or in any manner arising from, in whole or in part, any act taken or omitted to be taken on or prior to the Execution Date (the “Mutual Releases”); provided, however, that the Mutual Releases shall become effective as of the Effective Date.

Effective Date Transactions
Payment of Certain Intercompany Loans:

On or as soon as reasonably practicable after the AT&T Closing Date, DNC shall pay (or cause to be paid, or solely in the case of the 2021 Intercompany Loan – Tranche A, otherwise satisfy and discharge in full) the following amounts:

(1) to DBS, cash in the amount of approximately

$2,845,000,000 plus accrued and unpaid interest (including any interest paid in kind) to the date of such payment, in full and final satisfaction of the loan tranche that matures on December 1, 2028 under that certain Loan and Security Agreement dated November 26, 2021 between DBS, as lender, and DNC, as borrower (the “2021 Intercompany Loan – Tranche B”); provided that if such payment has not been made by December 1, 2026, it will be made on such date; and

9

(2) the amount of approximately $4,767,000,000 plus accrued and unpaid interest (including any interest paid in kind) to the Effective Date, in full and final satisfaction of the loan tranche that matures on December 1, 2026 under that certain Loan and Security Agreement dated November 26, 2021 between DBS, as lender, and DNC, as borrower, the receivable for which DBS transferred to EchoStar Intercompany Receivable Company L.L.C. in January 2024 (the “2021 Intercompany Loan – Tranche A” and, collectively with the Tranche B Intercompany Loan, the “2021 Intercompany Loan”).

Release of Liens:

Concurrently with DNC’s payment of all amounts owed under the 2021 Intercompany Loan, all liens or encumbrances with respect to the collateral that secures the 2021 Intercompany Loan shall be released.

DBS 2028 Secured Notes Cash Sweep:

On the Effective Date, if the Refinancing Transactions are implemented pursuant to a chapter 11 plan of reorganization of DBS (a “DBS Chapter 11 Plan”), the indenture for the DBS 2028 Secured Notes shall be further amended to require DBS to redeem DBS 2028 Secured Notes principal and accrued and unpaid interest on such notes, in each case at par without any premium, penalty, or charge, in an amount such that the price payable in connection with each such redemption equals DBS’s “Available Cash” (to be measured based on balance sheet cash at quarter end and defined in a manner to be mutually agreed) in excess of $500,000,000, which required redemption shall be made by DBS on a quarterly basis commencing with the fiscal quarter ending March 31, 2027 (and with respect to the Available Cash for such quarter); provided, however, that the DBS Cash Sweep shall be suspended automatically if DBS consummates a DirecTV business combination (whether by merger, acquisition or other transaction) (1) so long as the combined company reaches (and remains below) a total net leverage ratio of less than

2.25x or (2) so long as the aggregate principal amount of the DBS 2028 Secured Notes is reduced (and remains below) to 50% or less of the aggregate principal amount of such notes outstanding as of the execution of the Restructuring Support Agreement; provided, further, that the combined company shall not be permitted to make restricted payments under the indentures for the DBS 2028 and 2029 Notes.

Amendments to Optional Redemption	On the Effective Date, if the Refinancing Transactions are implemented pursuant to a DBS Chapter 11 Plan that is binding on all holders of the DBS 2026 Notes, the indentures for each of

10

Provisions of the DBS 2026 Note Indentures:

the DBS 2026 Notes shall be further amended to permit the obligations thereunder to be redeemed, at any time after March 31, 2026, by paying the outstanding principal at par plus accrued and unpaid interest, if any, to the date of redemption, without any premium, penalty, or charge.

Redemption of DBS 2026 Unsecured Notes:

On the later of (1) March 31, 2026 and (2) the Effective Date, if the amendments described under “Amendments to Optional Redemption Provisions of the DBS 2026 Note Indentures” have been made, DBS shall redeem any remaining DBS 2026 Unsecured Notes at a redemption price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

EchoStar’s Claim Settlement Amount:

On June 1, 2026, EchoStar Corporation shall pay the Consenting Creditors the balance of the $125,000,000 Claim Settlement Amount (in accordance with the allocation as determined by the Steering Committee) net of (1) the $75,000,000 payment made by DBS on the Execution Date (to the extent allocated as determined by the Steering Committee) and (2) any amounts paid by any Company Party or affiliate thereof that are applied to the Claim Settlement Amount as provided herein (to the extent allocated as determined by the Steering Committee).

Mutual Releases:	The Mutual Releases are to be held in escrow and shall become effective only as of the Effective Date.
Tax Structure:	The Refinancing Transactions will be implemented in a tax- efficient manner as agreed in good faith among the Company Parties and the Consenting Creditors.
Chapter 11 Election and Related Terms
Company Party Election:

The Company Parties shall notify counsel to the ad hoc committee of holders of DBS Notes, on or before March 31, 2026 (the “Election Date”), of their intent, subject to approval by their respective boards of directors or managers, to accomplish the Refinancing Transactions through confirmation of the Chapter 11 Plan (the “Chapter 11 Election”). The Company Parties may make the Chapter 11 Election at any time up to and including 11:59 p.m. (prevailing Eastern Time) on the Election Date by providing written notice (email being sufficient) to counsel to the Consenting Creditors. The Election Date may be extended, in the Company Parties’ discretion, in one or more increments of up to a total of ninety (90) days by providing written notice (email being sufficient) to counsel to the Consenting Creditors. If the

11

Company Parties wish to further extend such date beyond the ninety (90) days permitted under the foregoing sentence, then such date may be further extended with the written consent of the Consenting Creditors (email being sufficient), which consent shall not unreasonably be withheld.

Venue:

The Chapter 11 Cases shall be commenced in the United States Bankruptcy Court for the Southern District of Texas or such other bankruptcy court where the Company Parties determine, in consultation with the Consenting Creditors, that venue is proper under applicable law.

Supporting Noteholder Obligations:

The Consenting Creditors shall agree to customary affirmative and negative covenants that shall apply if the Company Parties make the Chapter 11 Election, which covenants shall be set forth in Definitive Documentation.

Company Party Obligations:

The Company Parties shall agree to customary affirmative and negative covenants, including milestones, that shall apply if the Company Parties make the Chapter 11 Election, which covenants shall be set forth in Definitive Documentation.

DBS Notes Interest:

Interest on the DBS Notes will be paid in full in cash on a current basis during the Chapter 11 Cases on the terms and at the rates set forth in the indentures for the DBS Notes (including, for the avoidance of doubt, from and after the applicable maturity date consistent with the prematurity interest schedule if the Chapter 11 Cases extend past such date, unless such DBS Notes are repaid, redeemed or repurchased in full on or prior to such maturity date).

[Remainder of Page Intentionally Left Blank]

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ANNEX 1

Definitions

“DBS 2026 Notes” means, collectively, the DBS 2026 Secured Notes and the DBS 2026 Unsecured Notes.

“DBS 2026 Secured Notes” means the 5.25% Senior Secured Notes due 2026, in the aggregate principal amount of $2,750,000,000, issued by DBS pursuant to that certain Secured Indenture, dated November 26, 2021, by and among DBS, the guarantors identified therein, and U.S. Bank National Association, as trustee and collateral agent.

“DBS 2026 Unsecured Notes” means the 7.75% Senior Notes due 2026, in the aggregate principal amount of $2,000,000,000, issued by DBS pursuant to that certain Indenture, dated June 13, 2016, by and among DBS, the guarantors listed on the signature page, and U.S. Bank National Association, as trustee.

“DBS 2028 and 2029 Notes” means, collectively: (1) the 5.125% Senior Notes due 2029, in the aggregate principal amount of $1,500,000,000, issued by DBS pursuant to that certain Indenture, dated May 24, 2021, by and among DISH DBS Corporation, the guarantors identified therein, and U.S. Bank National Association, as trustee; and (2) the DBS 2028 Notes.

“DBS 2028 Notes” means, collectively, the DBS 2028 Secured and DBS 2028 Unsecured Notes.

“DBS 2028 Secured Notes” means the 5.75% Senior Secured Notes due 2028, in the aggregate principal amount of $2,500,000,000, issued by DBS pursuant to that certain Secured Indenture, dated November 26, 2021, by and among DBS, the guarantors identified therein, and U.S. Bank National Association, as trustee and collateral agent.

“DBS 2028 Unsecured Notes” means the 7.375% Senior Notes due 2028, in the aggregate principal amount of $1,000,000,000, issued by DBS pursuant to that certain Indenture, dated July 1, 2020, by and among DISH DBS Corporation, the guarantors identified therein, and U.S. Bank National Association, as trustee.

“DBS Notes” means, collectively, the DBS 2026 Notes and the DBS 2028 and 2029 Notes.

“DBS SubscriberCo Preferred” means the redeemable preferred equity interests issued by DBS  SubscriberCo  to  certain  investors  with  an  aggregate  liquidation  preference  of

$200,000,000, which mature on June 30, 2029 and have a preferential cumulative return that accumulates at a rate of 13.75% per annum.

“DBS SubscriberCo Term Loans” means the term loans under that certain Loan and Security Agreement dated as of September 29, 2024 by and among DBS SubscriberCo, Alter Domus (US) LLC, as administrative agent, and the lenders party thereto, in the aggregate principal amount of $1,800,000,000, which mature on June 30, 2029 and accrue interest at a rate of 11.25% per annum.

“DNC Notes” means the 11.75% Senior Secured Notes due 2027, in the aggregate principal amount of $3,500,000,000, issued by DNC pursuant to that certain Secured Indenture, dated as of November 15, 2022, by and among DNC, the guarantors listed on the signature page, and

U.S. Bank National Association, as trustee and collateral agent.

EXHIBIT C JOINDER

JOINDER TO RESTRUCTURING SUPPORT AGREEMENT

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement (the “Agreement”), 1 dated as of  , 2026, by and among the Company Parties, EchoStar, DNC and the Consenting Creditors and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and be deemed a Consenting Creditor thereunder with respect to any and all Company Claims and DNC Notes Claims held by Joinder Party as of the date hereof or hereafter acquired.

Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof.

[JOINDER PARTY]

Dated:  , 2026

Company Claims held by Joinder Party:

$  of DBS 2026 Secured Notes

By:    Name:

Title: Email:

Mailing Address:

$  of DBS 2026 Unsecured Notes

$  of DBS 2028 Secured Notes

$  of DBS 2028 Unsecured Notes

$  of DBS 2029 Unsecured Notes

$  of DNC Notes

1

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT D TRANSFER AGREEMENT

TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement (the “Agreement”), 1 dated as of  , 2026, by and among the Company Parties, EchoStar, DNC and the Consenting Creditors, including

  ( “Transferor”), which has agreed, subject to the execution of this Agreement, to transfer Company Claims or DNC Notes Claims, as applicable, to Transferee in the amounts set forth below.

Transferee hereby agrees to be bound by the terms and conditions of the Agreement to the extent Transferor was thereby bound, it being understood that Transferee shall hereafter be deemed to be a Consenting Creditor under the Agreement with respect to any and all Company Claims and DNC Notes Claims, including any and all Company Claims and DNC Notes Claims held by such Transferee before or as of the date hereof or hereafter acquired. Transferee specifically agrees to be bound by the vote of the Transferor if cast in favor of the Plan before the effectiveness of the transfer of the Company Claims and DNC Notes Claims, as applicable. If there is any inconsistency between this Transfer Agreement and the Agreement, the Agreement shall control in all respects.

Transferee acknowledges and agrees that it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the Agreement and that all representations and warranties set forth in the Agreement are true and correct in all material respects as of the date hereof with respect to Transferee.

This Transfer Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

This Transfer Agreement shall take effect and shall become an integral part of the Agreement immediately upon its execution, and Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement as of the date hereof.

[TRANSFEREE]

Dated:  , 2026

By:    Name:

Title: Email:

Mailing Address:

1

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Company Claims and DNC Notes Claims Transferred:

$  of DBS 2026 Secured Notes

$  of DBS 2026 Unsecured Notes

$  of DBS 2028 Secured Notes

$  of DBS 2028 Unsecured Notes

$  of DBS 2029 Unsecured Notes

$  of DNC Notes

[Remainder of Page Intentionally Left Blank]

EXHIBIT E

DISMISSAL STIPULATION

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

WILMINGTON  SAVINGS  FUND  SOCIETY,

FSB, in its capacities as Trustees,

Plaintiffs,

v.

DISH DBS CORPORATION, DISH NETWORK CORPORATION, DISH NETWORK L.L.C., ECHOSTAR INTERCOMPANY RECEIVABLE COMPANY L.L.C., DISH DBS ISSUER LLC, and DBS INTERCOMPANY RECEIVABLE L.L.C.,

Defendants.

No. 1:24-cv-3646 (JGLC)

NOTICE OF AGREEMENT AND STIPULATION OF VOLUNTARY DISMISSAL WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED, by and between the parties hereto, through their undersigned counsel, that in accordance with an agreement providing for the resolution of all claims asserted in the above-captioned matter and pursuant to Federal Rule of Civil Procedure 41(a)(1)(A)(ii), this action shall be, and hereby is, dismissed with prejudice.

York, New York	/s/ MILBANK LLP Hudson Yards (212) 530-5770 (212) 822-5770 and - M. Leblanc LLP New York Avenue NW, Washington, D.C. 20005 (202) 835-7574 (202) 263-7574
DATED: , 2026 New York, New York

Respectfully submitted,

/s/

Dennis F. Dunne Nelly Almeida MILBANK LLP

55 Hudson Yards

New York, NY 100001 Telephone: (212) 530-5770

Facsimile: (212) 822-5770

- and -

Andrew M. Leblanc

MILBANK LLP

1101 New York Avenue NW, Washington, D.C. 20005

Telephone: (202) 835-7574

Facsimile: (202) 263-7574

- and – Samir L. Vora (admitted pro hac vice) MILBANK LLP 2029 Century Park East 33rd Floor Los Angeles, CA 90067 Telephone: (424) 386-4316 Facsimile:(213) 629-5063 Attorneys for Plaintiffs

/s/

Glenn M. Kurtz Joshua D. Weedman Christopher D. Volpe WHITE & CASE LLP

1221 Avenue of the Americas New York, N.Y. 10020-1095 T: (212) 819-8200

gkurtz@whitecase.com jweedman@whitecase.com chris.volpe@whitecase.com

Attorneys for Defendants

SO ORDERED this   day of  ,  :

Jessica G.L. Clarke

United States District Judge

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

[FORM OF] SUPPLEMENTAL INDENTURE

[FIRST][SECOND] SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of March [ ], 2026, among DISH DBS Corporation, a Colorado corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Initial Guarantors”), Sling TV Holding L.L.C., a Colorado limited liability company (“Sling TV Holding”), Sling TV Purchasing L.L.C., a Colorado limited liability company (“Sling TV Purchasing”), Sling TV L.L.C., a Colorado limited liability company (“Sling TV”), Sling TV Gift Card Corporation, a Virginia corporation (“Sling TV Gift Card”), Sling Media, L.L.C., a Delaware limited liability company (“Sling Media” and, together with Sling TV Holding, Sling TV Purchasing, Sling TV and Sling TV Gift Card, the “Supplemental Guarantors” and each a “Supplemental Guarantor” and together with the Initial Guarantors, the “Guarantors”), [Wilmington Savings Fund Society, FSB, a Delaware federal saving bank (as successor to U.S. Bank Trust Company National Association) as successor trustee (the “Trustee”)][U.S. Bank Trust Company, National Association, a national banking association (the “Trustee”)] and U.S. Bank Trust Company, National Association, a national banking association, as collateral agent (the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the guarantors named therein, the Trustee and the Collateral Agent entered into that certain [secured indenture, dated as of November 26, 2021 (the “Secured Indenture”), relating to the issuance of 5.25% Senior Secured Notes due 2026 (the “2026 Secured Notes”) and 5.75% Senior Secured Notes due 2028 (the “2028 Secured Notes” and together with the 2026 Secured Notes, the “Secured Notes”)] 1[indenture, dated as of June 13, 2016 (the “Indenture”), relating to the issuance of 7.75% Senior Notes due 2026 (the “Notes”)][indenture, dated as of July 1, 2020 (the “Indenture”), relating to the issuance of 7.375% Senior Notes due 2028 (the “Notes”)][indenture, dated as of May 24, 2021 (the “Indenture”), relating to the issuance of 5.125% Senior Notes due 2029 (the “Notes”)];

WHEREAS, Section 9.02 of the Indenture authorizes the Company, the Initial Guarantors, the Trustee and the Collateral Agent to enter into a supplemental indenture to amend the Indenture as set forth in Article 2 hereof (each, an “Amendment” and collectively, the “Amendments”) with the written consent of the Holders of at least a majority (and, in the case of certain amendments related to definitions used in Section 4.15 of the Indenture, 66-2/3%) of the aggregate principal amount of the Notes of such series then outstanding (the “Requisite Consents”);

WHEREAS, the Company has obtained the Requisite Consents to the Amendments to the Indenture as set forth in Article 2 hereof;

WHEREAS, Section 9.01(d) of the Indenture authorizes the Company, the Guarantors, the Trustee [and the Collateral Agent] to enter into a supplemental indenture to amend the Indenture to add Guarantees (the “Supplemental Guarantees”) [or Collateral] as set forth in Article 3 hereof without the consent of any Holders;

WHEREAS, Section 12.02 of the Indenture provides to evidence its Guarantee under the Indenture, each Guarantor shall deliver an executed Guarantee;

WHEREAS, each of the Company and each of the Guarantors has been authorized by the resolutions of the board of directors by the Company to enter into this Supplemental Indenture, the Supplemental Guarantees [and the Supplemental Collateral Documents (as defined herein)];

WHEREAS, the Company (i) has requested that the Trustee and Collateral Agent execute and deliver this Supplemental Indenture to implement the Amendments, the Supplemental Guarantees and the Supplemental Collateral Documents, (ii) has delivered to the Trustee and Collateral Agent an Officer’s Certificate of the Company

1 NTD: References to “Indenture” and “Notes” to be globally updated to “Secured Indenture” and “Secured Notes,” respectively, in the Supplemental Indenture for the DBS Secured Notes. Additionally, various references herein to the Collateral Agent, the Supplemental Collateral Documents and related matters to the collateral package are bracketed herein so as to only be included in the Supplemental Indenture for the DBS Secured Notes

and an Opinion of Counsel in accordance with Sections 4.13, 7.02(b), 9.01, 9.02, 9.06 and [13.04][11.04] of the Indenture; and (iii) in connection with the foregoing, the Company has complied with and satisfied all conditions precedent and covenants in the Indenture [and the Security Agreement] relating to the execution and delivery of this Supplemental Indenture, the Supplemental Guarantees [and Supplemental Collateral Documents]; and

WHEREAS, pursuant to Article 9 and Section [13.04][11.04] of the Indenture and subject to receipt of deliverables stated therein, each of the Trustee and Collateral Agent is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW THEREFORE, in consideration of the premises and covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of each series of the Notes, the Company, the Guarantors, the Trustee and the Collateral Agent hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AGREEMENTS OF PARTIES

Section 2.01.Amendments. The following portions of the Indenture (with any consequential changes to be made to the Notes, as applicable) are hereby amended as set forth below.

(a)Section 1.01 (Definitions) of the Indenture is hereby amended by inserting the text therein which is double underlined (indicated textually in the same manner as the following example: double underlined text), in each case, in the place where such text appears below:

“Acquisition Secured Leverage Ratio” means, with respect to any acquisition and any fiscal quarter, the ratio, calculated on a pro forma basis in accordance with GAAP and Article 11 of Regulation S-X of: (a) the Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien, as of the end of such fiscal quarter to (b) the Business Combination Consolidated Cash Flow for the Company for such fiscal quarter (calculated as if such acquisition were a Business Combination and the Company on a pro forma basis were the Combined Company).

[“Available Cash” means, with respect to any fiscal quarter of the Company, the excess, if positive, of (x) the “unrestricted” cash as set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries for such fiscal quarter (provided that all cash outflows and inflows in the 21 days prior to the end of any fiscal quarter (including the last day of such fiscal quarter) are in the ordinary course of business and in accordance with industry practice and are not accelerated for the purpose of reducing the amount of Available Cash), over (y) $500,000,000.] 2

“Business Combination” means a transaction or series of related transactions in which the business of the Company and its Restricted Subsidiaries is combined with the business of DIRECTV Holdings, LLC (“DIRECTV”) and its affiliates, including by means of a merger, consolidation, acquisition, business combination or any transaction involving the sale, assignment, transfer, conveyance, disposition of all or

2 NTD: To be included in the Supplemental Indenture for the 2028 Secured Notes only.

substantially all of assets or properties, or equity interests, of the Company or its Restricted Subsidiaries with or to (as the case may be) DIRECTV and/or its affiliates.

“Business Combination Consolidated Cash Flow” means, with respect to the Combined Company and any measurement period, (1) the consolidated operating income of the Combined Company and its Restricted Subsidiaries (adjusted to exclude any income, gains, losses, expenses or charges that are non- recurring or extraordinary or related to any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other similar rights) for such measurement period, calculated in accordance with GAAP, plus (2) the consolidated depreciation and amortization of the Combined Company and its Restricted Subsidiaries for such measurement period, plus (3) the consolidated impairments of long- lived assets and goodwill of the Combined Company and its Restricted Subsidiaries for such measurement period. For the avoidance of doubt, no pro forma acquisition-related synergies or cost savings shall be adjusted for in the parenthetical in clause (1) above, and any such adjustments shall be made on a pro forma basis in accordance with the definition of “Business Combination Total Net Leverage Ratio,” to the extent permitted by such definition.

“Business Combination Total Net Leverage Ratio” means, with respect to a Combined Company and any fiscal quarter, the ratio, calculated on a pro forma basis in accordance with GAAP and Article 11 of Regulation S-X of: (a) the Indebtedness of the Combined Company and its Restricted Subsidiaries, as of the end of such fiscal quarter plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter (provided that the cash raised from the incurrence of any such Indebtedness shall not be included in the calculation set forth in this definition of “Business Combination Total Net Leverage Ratio”) minus any cash that would not appear as “restricted” on a consolidated balance sheet of the Combined Company as of the end of such fiscal quarter to (b) the Business Combination Consolidated Cash Flow for the Combined Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Business Combination.

“Change of Control” means: (a) any transaction or series of transactions the result of which is that any Person (other than the Principal or a Related Party) individually owns more than 50% of the total Equity Interest of DISH Network Corporation; or (b) the first day on which a majority of the members of the Board of Directors of DISH Network Corporation are not Continuing Directors; provided that any Business Combination shall constitute a Change of Control unless immediately after giving effect to such Business Combination, the Business Combination Total Net Leverage Ratio (calculated with respect to the most recent fiscal quarter completed prior to the date of consummation of such Business Combination for which internal financial statements are available) is less than or equal to 2.75 to 1.0.

“Combined Company” means the combined company that is formed, incorporated, acquired or created pursuant to a Business Combination.

“Notes Obligations” means the Obligations of the Company and its Restricted Subsidiaries under this [Secured] Indenture, the [Secured Notes], the Guarantees and the [documents and instruments related thereto, including the security documents, mortgages and perfection documents related thereto].

“Priming Financing/Liability Management Transaction” means any exchange, refinancing, amendment or extension transaction (or any transaction specifically designed to circumvent the restrictions set forth in Section 4.25 but contemporaneously achieve the same effect as an exchange, refinancing, amendment or extension transaction) of any existing Indebtedness of the Company or any of its Restricted Subsidiaries (the “Existing LMT Debt”) with any other Indebtedness or Preferred Equity Interests (including that of the Company or any of its Affiliates or of any other Person) (the “New LMT Debt”) in a transaction that is designed to directly or indirectly “uptier”, or has the effect of, “uptiering”, holders of such Existing LMT Debt into contractually, effectively (including as to lien priority or recourse to additional assets or through a “double dip” or “pari plus” structure), temporally (i.e., having a shorter maturity) or structurally senior New LMT Debt (“Priming Debt”) or the issuance of Priming Debt, in each case, other than:(1) Permitted Transactions, (2) the incurrence of Indebtedness to finance an acquisition secured by the acquired assets and/or guaranteed by an acquired entity, so long as (i) such Indebtedness and the acquisition are otherwise permitted under this Indenture, (ii) any acquired assets that are pledged to secure such other Indebtedness are also pledged as Collateral to secure the Notes Obligations on a basis pari passu with or senior to such Indebtedness, (iii) any acquired entity becomes a Restricted Subsidiary and grants a Guarantee of the Notes Obligations under this Indenture and of such other Indebtedness pursuant to Section 4.13 as if such acquired entity had received a transfer of more than $100 million of assets from the Company and (iv) the pro forma Acquisition Secured Leverage Ratio is not greater than the Acquisition Secured Leverage Ratio prior to giving pro forma effect to such acquisition and related transactions, (3) Acquired Debt and (4) any Permitted Refinancing or Refinancing Indebtedness otherwise permitted under this Indenture, so long as (i) the relevant Indebtedness being refinanced was already Priming Debt, and (ii) the Permitted Refinancing or Refinancing Indebtedness is not more contractually, effectively, temporally or structurally senior to the Notes Obligations than the refinanced Indebtedness. For the avoidance of doubt, Indebtedness incurred to finance (or assumed in connection with) any Business Combination shall not be deemed to be a Priming Financing/Liability Management Transaction. For purposes of this Indenture, “Permitted Transactions” shall mean any transaction pursuant to which the Company and the Guarantors may incur secured Indebtedness (which secured indebtedness, to the extent any 2028 Secured Notes remain outstanding, shall be secured only by a lien in respect of the collateral securing the 2028 Secured Notes that ranks junior in priority (pursuant to customary intercreditor arrangements) to the liens on such collateral securing the 2028 Secured Notes, and is permitted at such time under Section 4.09 and Section 4.12 of this Indenture) that raises proceeds that are applied to redeem in full either or both of the 2020 DDBS Notes and/or the 2021 DDBS Notes; provided that to the extent that the Company elects to refinance either the 2020 DDBS Notes in full or the 2021 DDBS Notes in full but not both series concurrently, the remaining applicable 2020 DDBS Notes and/or the 2021 DDBS Notes shall be granted an equal and ratable lien with such new secured Indebtedness.

(b)	[Article 3 of the Secured Indenture is hereby amended by inserting the following new Section

3.09:

Section 3.09Offer to Repurchase 2028 Secured Notes

(a)No later than ten (10) Business Days after the date on which the financial statements with respect to each fiscal quarter of the Company are required to be delivered pursuant to Section 4.03, commencing with the fiscal quarter ending March 31, 2027, the Company shall, to the extent Available Cash exceeds $15,000,000 with respect to such fiscal quarter (each, an “Available Cash Completed Fiscal Quarter”), make an offer to all Holders of the 2028 Secured Notes (an “Available Cash Offer”) to purchase the maximum principal amount of 2028 Secured Notes (such maximum to be calculated including accrued and unpaid interest thereon) that may be purchased out of the amount equal to the Available Cash with respect to such Available Cash Completed Fiscal Quarter, at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such Available Cash Offer in accordance with the procedures set forth in this Secured Indenture.

(b)The Available Cash Offer shall remain open for a period of twenty (20) Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Available Cash Offer Period”). No later than five Business Days after the termination of the Available Cash Offer Period (the “2028 Secured Notes Purchase Date”), the Company shall purchase the maximum principal amount of 2028 Secured Notes (such maximum to be calculated including accrued and unpaid interest thereon) that may be purchased with the amount equal to the Available Cash for such Available Cash Completed Fiscal Quarter (which maximum principal amount of 2028 Secured Notes shall be the “Available Cash Offer Amount”) or, if less than the Available Cash Offer Amount has been tendered, all 2028 Secured Notes tendered in response to the Available Cash Offer.

(c)If the 2028 Secured Notes Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued interest shall be paid to the Person in whose name a 2028 Secured Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender 2028 Secured Notes pursuant to the Available Cash Offer.

(d)Upon the commencement of any Available Cash Offer, the Company shall send, by first class mail or any other applicable electronic delivery through DTC, a notice to each of the Holders of 2028 Secured Notes, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender the 2028 Secured Notes of such series pursuant to the Available Cash Offer. The notice, which shall govern the terms of the Available Cash Offer, shall state:

(i)that the Available Cash Offer is being made pursuant to this Section 3.09 and the length of time the Available Cash Offer shall remain open;
(ii)the Available Cash Completed Fiscal Quarter, the Available Cash Offer Amount (together with a calculation of the Available Cash Offer Amount), the purchase price and the 2028 Secured Notes Purchase Date;

(iii)that any 2028 Secured Note not tendered or accepted for payment shall continue to accrue interest;
(iv)that any 2028 Secured Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the 2028 Secured Notes Purchase Date;

(v)that Holders electing to have a 2028 Secured Note purchased pursuant to any Available Cash Offer shall be required to surrender the 2028 Secured Note, to the Company, a depositary, if appointed by the Company, at the address specified in the notice at least three business days before the 2028 Secured Notes Purchase Date;

(vi)that Holders shall be entitled to withdraw their election if the Company, Depositary, as the case may be, receives, not later than the expiration of the Available Cash Offer Period, a facsimile transmission, letter or electronic transmission setting forth the name of the Holder, the principal amount of the 2028 Secured Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have the 2028 Secured Note purchased;

(vii)that, if the aggregate principal amount of 2028 Secured Notes surrendered by Holders exceeds the Available Cash Offer Amount, the 2028 Secured Notes shall be purchased on a pro rata basis in accordance with DTC procedures (with such adjustments as may be deemed appropriate by the Company so that only 2028 Secured Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(viii)that Holders whose 2028 Secured Notes were purchased only in part shall be returned any unpurchased portion of their 2028 Secured Notes so surrendered.

(e)On or before the 2028 Secured Notes Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Available Cash Offer Amount of 2028 Secured Notes or portions thereof tendered pursuant to the Available Cash Offer, or if less than the Available Cash Offer Amount has been tendered, all 2028 Secured Notes so tendered, and deliver to the Trustee an Officers’ Certificate stating that such 2028 Secured Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, Depositary or Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) wire to each tendering Holder an amount equal to the purchase price of the 2028 Secured Note tendered by such Holder and accepted by the Company for purchase, and any unpurchased portion of the 2028 Secured Notes surrendered by any such tendering Holder shall be promptly returned to such Holder by the Company. To the extent that the aggregate principal amount of 2028 Secured Notes tendered pursuant to an Available Cash Offer is less than the amount of Available Cash for such Available Cash Offer, the Company may use any remaining Available Cash for general corporate purposes.

(f)Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of this Secured Indenture.

(g)Notwithstanding any other provision of this Section 3.09, the Company shall not be required to make any Available Cash Offer with respect to an Available Cash Completed Fiscal Quarter ending after the consummation of a Business Combination if (x) the Business Combination Total Net Leverage Ratio (without giving effect to netting of any cash) of the Combined Company for such Available Cash Completed Fiscal Quarter does not exceed 2.25 to 1.0 or (y) as of the last day of such Available Cash Completed Fiscal Quarter, the aggregate principal amount of 2028 Secured Notes outstanding does not exceed $1,250,000,000.] 3

(c)Section 4.07 (Limitation on Restricted Payments) of the Indenture is hereby amended and restated as follows:

Section 4.07 Limitation on Restricted Payments. 4 Neither the Company, nor any of its Restricted Subsidiaries may, directly or indirectly:

(a)declare or pay any dividend or make any distribution on account of any Equity Interests of the Company other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(b)purchase, redeem or otherwise acquire or retire for value any Equity Interests of DISH Network, the Company or any of their respective Subsidiaries or Affiliates other than any such Equity Interests owned by the Company or by any Wholly Owned Restricted Subsidiary;

(c)purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Secured Notes or the Guarantees, except:

(i)in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness and

(ii)the purchase, repurchase or other acquisition of subordinated Indebtedness with a stated maturity earlier than the maturity of the Secured Notes or the Guarantees purchased in anticipation of satisfying a payment of principal at the stated maturity thereof, within one year of such stated maturity;

(d)declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i)	to the Company or any Wholly Owned Restricted Subsidiary; or

(ii)to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e)make any Restricted Investment (all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”).

The foregoing provisions will not prohibit the following (provided that with respect to clauses (3), (5), (7), (8), and (11) below, no Default or Event of Default shall have occurred and be continuing):

(1)the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Secured Indenture;

3 NTD: To be included in the Supplemental Indenture for the 2028 Secured Notes only.

4 NTD: For purposes of the form, we have included the Restricted Payment covenant from the Secured Indenture. Cross references/covenants to be updated for other indentures as applicable.

(2)	[reserved];
(3)	Investments made for a bona-fide business purpose in an aggregate amount not to exceed

$500 million plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to the Company or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person pursuant to this clause (3);

(4)	[reserved];

(5)	a Permitted Refinancing;
(6)	[reserved];

(7)Investments in any Guarantor or any entity that becomes a Guarantor promptly following such Investment;
(8)Investments made for a bona-fide business purpose in businesses strategically related to businesses described in Section 4.16 of this Secured Indenture in an aggregate amount not to exceed $700 million;

(9)	[reserved];
(10)	[reserved];

(11)Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with Section 4.10 of this Secured Indenture and Investments entered into in connection with an acquisition of assets used in or constituting a business permitted under Section 4.16 of this Secured Indenture as a result of “earn-outs” or other deferred payments or similar obligations;

(12)	[reserved];

(13)any payment which is used (or designated to be used) to pay for the construction, launch, operation, usage, service or insurance of satellites owned or leased by the Company or any Subsidiaries of the Company, in each case, in the ordinary course of business of the Company and its Subsidiaries, in an amount not to exceed the then market rate for such construction, launch, operation, usage, service or insurance of satellites, as reasonably determined by the Company in good faith;
(14)	[reserved];

(15)the redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for: (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock), or (b) Indebtedness that is at least as subordinated in right of payment to the Notes Obligations, including premium, if any, and accrued and unpaid interest, as the Indebtedness being redeemed, repurchased, defeased, acquired or retired and with a final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being redeemed, repurchased, defeased, acquired or retired;

(16)repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options, warrants or convertible securities issued as compensation if such Equity Interests represent a portion of the exercise price thereof and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith (or a dividend or distribution to finance such a deemed repurchase by DISH Network);

(17)amounts paid by the Company to DISH Network, EchoStar or any other person with which the Company is included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of the Company and its Subsidiaries as if the Company and its Subsidiaries filed returns as a consolidated group independent of DISH Network, EchoStar or such person with which the Company is included in a consolidated tax return;
(18)	[reserved];

(19)	[reserved];

(20)any Investment, dividend, distribution, or payment which is used to pay (w) the operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, but not limited to, administrative, legal, accounting, tax reporting, management fees, service fees, franchise and similar taxes, fees or expenses required to maintain organizational existence, rent and building costs, systems costs, and other fees, costs and expenditures related to the foregoing), in each case, that are (1) attributable to the ownership or operation of the Company and its Restricted Subsidiaries, (2) reasonable and customary and (3) incurred by a direct or indirect parent of the Company in the ordinary course of business, (x) any reasonable and customary indemnification claims made against a direct or indirect parent of the Company by directors or officers of the Company (or any parent thereof) attributable to the ownership or operations of the Company and its Restricted Subsidiaries and (y) fees and expenses paid or to be paid by a direct or indirect parent of the Company that are (1) due and payable by the Company and its Restricted Subsidiaries and (2) otherwise permitted to be paid by the Company and its Restricted Subsidiaries under this Secured Indenture; and

(21)any payment by the Company or any of its Affiliates of any structuring, support and professional fees expenses and any reasonable and documented professional fees, in each case, pursuant to that Restructuring and Support Agreement, dated as of March 19, 2026 (the “RSA”) as in effect on the date hereof, among the Company, the Subsidiaries of the Company listed therein and the Consenting Creditors (as defined therein).

If the Company or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this Section 4.07 and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this Section 4.07, then such amount shall be increased by the amount of such reduction.

Notwithstanding anything to the contrary in this [Secured] Indenture, no Investment permitted pursuant to clauses (1) through (21) above or by Section 4.18 may be made, directly or indirectly (including by means of an Investment in a Person who subsequently makes an Investment or other payment), (i) in connection with, or to facilitate, a Restricted Payment described in clause (a), (b), (c) or (d) of the definition of “Restricted Payments” or (ii) in any Related Party or any Affiliate of the Principal or of a Related Party, other than such a Related Party or Affiliate that is a Related Party or Affiliate solely because it is a direct or indirect Subsidiary of the Company.

(d)Section 4.09 (Limitation on Incurrence of Indebtedness) of the Indenture is hereby amended and restated as follows:

Section 4.09 Limitation on Incurrence of Indebtedness. 5

(a)The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing the Company and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis (including, in the case of an acquisition, merger or other business combination giving pro forma effect to such transaction), either (a) the Indebtedness to Cash Flow Ratio of the Company would not have exceeded 8.0 to 1 or (b) the aggregate amount of Indebtedness of the Company and the Guarantors would not exceed $1,500 per Acquired Subscriber; provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(b)The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

(1)Indebtedness represented by the 2026 Secured Notes issued on the Issue Date and the Guarantees thereof, the 2028 Secured Notes issued on the Issue Date and the Guarantees thereof and this Secured Indenture;

(2)the incurrence by the Company or any Guarantor of Acquired Subscriber Debt not to exceed $1,750 per Acquired Subscriber (less any amount used to incur Indebtedness pursuant to clause (b) of the immediately preceding paragraph); provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(3)the incurrence by the Company or any Guarantor of Deferred Payments and letters of credit with respect thereto;

(4)Indebtedness of the Company or any Guarantor in an aggregate principal amount not to exceed $1,050,000,000 at any one time outstanding; provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(5)	Indebtedness between and among the Company and any Guarantor;

(6)Acquired Debt of a Person incurred prior to the date upon which such Person was acquired by the Company or any Guarantor (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) in an amount not to exceed (A) $250 million in the aggregate for all such Persons other than those described in the immediately following clause (B); and (B) Acquired Debt owed to the Company or any of its Restricted Subsidiaries; provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(7)	Existing Indebtedness;

(8)the incurrence of Purchase Money Indebtedness by the Company or any Guarantor in an amount not to exceed the cost of construction, acquisition or improvement of assets used in any business permitted under Section 4.16 of this Secured Indenture, as well as any launch costs and insurance premiums related to such assets; provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

5 NTD: For purposes of the form, we have included the Debt covenant from the Secured Indenture. Cross references/covenants to be updated for other indentures as applicable.

(9)the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, including without limitation Hedging Obligations covering the principal amount of Indebtedness entered into in order to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on Indebtedness;

(10)Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds or letters of credit of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under Section 4.16 of this Secured Indenture;

(11)Indebtedness of the Company or any Guarantor the proceeds of which are used solely to finance the construction and development of call centers owned by the Company or any of its Restricted Subsidiaries or any refinancing thereof; provided that the aggregate of all Indebtedness incurred pursuant to this clause (11) shall in no event exceed $100 million at any one time outstanding; provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(12)the incurrence by the Company or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this Section 4.09 or in clauses (1), (2), (3), (6), (7) or

(8) above (“Refinancing Indebtedness”); provided, however, that:

(a)the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;
(b)the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;

(c)the Refinancing Indebtedness shall not have different obligors, or greater guarantees or security (if any), than the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;
(d)the Refinancing Indebtedness shall have covenants and defaults that are (i) not materially more restrictive with respect to the obligors thereunder, as reasonably determined by the Company in good faith, than the covenants and defaults of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded or (ii) reflective of market terms and conditions for the type of Indebtedness issued or incurred at the time of issuance or incurrence thereof, as reasonably determined by the Company in good faith;

(e)if the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded is secured by any collateral [(whether equally and ratably with, or junior to, the secured parties under this Secured Indenture or otherwise)] 6, such Refinancing Indebtedness may be secured by such collateral on terms no more favorable to the holders of such Refinancing Indebtedness than those then in effect and applicable to the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;

(f)if the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded is unsecured, the Refinancing Indebtedness shall be unsecured; and

6 NTD: To be included in the Supplemental Indenture for the 2028 Secured Notes only.

(g)the Refinancing Indebtedness shall be subordinated in right of payment to the Secured Notes and the Guarantees, if at all, on terms at least as favorable to the holders of Secured Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction;

(13)the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(14)Indebtedness under Finance Lease Obligations of the Company or any Guarantor with respect to no more than seven direct broadcast satellites at any time; provided that such Indebtedness is not incurred in connection with or in furtherance of a Priming Financing/Liability Management Transaction; and

(15)Indebtedness of the Company or any Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or such Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with industry practices.

(c)For purposes of determining compliance with this Section 4.09, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) above or is permitted to be incurred pursuant to the first paragraph of this Section 4.09 and also meets the criteria of one or more of the categories described in clauses (1) through (15) above, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

(d)Notwithstanding any other provision of this Section 4.09, the Company and any Combined Company and each’s Restricted Subsidiaries shall not be permitted to incur any Indebtedness for borrowed money or (Preferred Equity Interests) with a final maturity date (or mandatory redemption date, as the case may be) prior to June 30, 2029.

(e)	Article 4 (Covenants) of the Indenture is hereby amended by inserting the following new Section

4.25:

Section 4.25 Priming Financing/Liability Management Transactions.

The Company shall not, and shall not permit any other Person to, enter into any Priming Financing/Liability Management Transaction or make any Investment, sale, transfer or disposition of assets or Restricted Payment in connection with or in furtherance of a Priming Financing/Liability Management Transaction (other than any such transaction or action permitted under the definition of Priming Financing/Liability Management Transaction.

(f)Section 5.01 (Merger, Consolidation, or Sale of Assets of the Company) of the Indenture is hereby amended by and inserting the following text as the last provision in Section 5.01:

For the avoidance of doubt, any Business Combination shall be permitted under this Section 5.01 (provided that Section 5.01(a) and (b) shall continue to apply to any such Business Combination). With respect to any Business Combination, (i) each entity (other than the Company or its successor pursuant to Section 5.02) whose operating income or loss is included in the calculation of Business Combination Consolidated Cash Flow shall, immediately after such Business Combination is consummated, be a Restricted Subsidiary and shall become a Guarantor pursuant to Section 4.13 (and comply with clauses (i) through (iii) thereunder) if such entity has more than $100 million of assets and (ii) the Combined Company whose Business Combination Total Net Leverage Ratio is measured for purposes of the definition of “Change of Control” shall be the successor obligor to the Company pursuant to Section 5.02.

(g)Section 9.02 (With Consent of Holders of Notes) of the Indenture is hereby amended by inserting the following text immediately after Section 9.02(h):

(i)make any change or amendment to the definition of “Priming Financing/Liability Management Transaction” or Section 4.25; or
(j)make any amendment, waiver or modification that would (i) subordinate or have the effect of subordinating any Notes Obligations in right of payment or in the right to receive payments from the Collateral, in each case to other Indebtedness (including other Notes Obligations), (ii) subordinate or have the effect of subordinating the Liens on the Collateral securing any Notes Obligations to Liens on the Collateral securing other Indebtedness (including other Notes Obligations), or (iii) permit or have the effect of permitting a Priming Financing/Liability Management Transaction.

(h)[Section 10.03 (Release of Collateral) of the Secured Indenture is hereby amended by and inserting the following text as the last provision in Section 10.03:

(c) Notwithstanding the foregoing, no Collateral shall be released from the Liens and security interest created by the Security Documents in connection with or in furtherance of a Priming Financing/Liability Management Transaction.] 7

(i)[Section 12.05][Section 10.05] (Releases from Guarantees) of the Indenture is hereby amended by and inserting the following text as the last provision in Section 12.05:

Notwithstanding the foregoing, no Guarantor shall be released from its Notes Obligations in connection with or in furtherance of a Priming Financing/Liability Management Transaction.

(j)Section 4.10 (Asset Sales) of the Indenture is hereby amended by deleting the text in paragraph (a)(6) thereof and replacing such text with:

[reserved]; or

ARTICLE 3

ADDITIONAL GUARANTORS [AND COLLATERAL]

Section 3.01.  Designation of Guarantors [and Collateral]. Each of Sling TV Holding, Sling TV Purchasing, Sling TV, Sling TV Gift Card and Sling Media is hereby designated as Guarantor under the Indenture and each agrees to (i) provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, (ii) be bound by the terms under the Indenture applicable to Guarantors and (iii) contemporaneously with the execution and delivery of this Supplemental Indenture, execute and deliver (a) an executed Guarantee in the form required pursuant to Section [10.02][12.02] of the Indenture[ and (b) a Joinder Agreement (as defined and in the form required under the Security Agreement), together with all related supplemental collateral documents, in each case pursuant to and as required by the Security Agreement (collectively, the “Supplemental Collateral Documents”)]. Delivery of the Requisite Consents and execution of this Supplemental Indenture by the Trustee shall constitute an instruction by such consenting Holders and the Trustee to the Collateral Agent under the Secured Indenture and the Security Agreement, to accept the delivery of and to execute, as applicable, each of the Joinder Agreement and Supplemental Collateral Documents.]

Section 3.02.  Release of Echosphere Guarantee. In the event that the Company makes a Chapter 11 Election (as defined in the RSA as in effect on the date hereof) and upon the Trustee’s receipt of a written notice

7 NTD: To be included in the Supplemental Indenture for the 2028 Secured Notes only.

from the Company confirming that it has made such Chapter 11 Election, Echosphere L.L.C. (“Echosphere”) shall be automatically released from its guarantee, but remain a Restricted Subsidiary of the Company, for the pendency of the Chapter 11 Cases (as defined in the RSA) with respect to the Company Parties (as defined in the RSA).

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery. Upon such effectiveness, the Indenture shall be modified in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 4.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. For the avoidance of doubt, to the extent any actions or transactions were completed by the Company and its Restricted Subsidiaries prior to the date of this Supplemental Indenture and were permitted by a provision of the Indenture at the date of such action or transaction, such actions or transactions shall continue to be permitted by (and be allocated to, as applicable) to the same provision as of the date of this Supplemental Indenture (and may be later reallocated, to the extent permitted by the Indenture, as supplemented by this Supplemental Indenture), notwithstanding the execution of this Supplemental Indenture.

Section 4.03. Trustee and Collateral Agent Matters. Each of the Trustee and Collateral Agent accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. In entering into this Supplemental Indenture, each of the Trustee and the Collateral Agent (a) have relied upon the certifications, statements and opinions set forth in the Officer’s Certificate of the Company, the Opinion of Counsel shall be entitled to the benefit of every provision of the Indenture and the Security Agreement relating to the conduct or affecting the liability or affording protection to each of the Trustee and Collateral Agent, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and each of the Trustee and Collateral Agent assumes no responsibility for their correctness, and none of the recitals contained herein are intended to or shall be construed as statements made or agreed to by the Trustee or the Collateral Agent. Each of the Trustee and Collateral Agents makes no representation as to the statements or the representations made herein, in the Indenture, the Security Agreement, or any Supplemental Collateral Documents (collectively, the “Subject Documents”) or the validity or sufficiency of this Supplemental Indenture or any other Subject Documents or the consequences of any amendment provided herein.

Section 4.04.  Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.05. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 4.06.  Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07. Benefits of the Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 4.08.  Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.09. Supplemental Indenture May Be Executed in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

DISH DBS CORPORATION

By:

Name:

Title:

DISH NETWORK L.L.C. DISH OPERATING L.L.C. ECHOSPHERE L.L.C.

DISH NETWORK SERVICE L.L.C.

DISH BROADCASTING CORPORATION DISH TECHNOLOGIES L.L.C.

as Initial Guarantors

By:

Name:

Title:

SLING TV HOLDING L.L.C. SLING TV PURCHASING L.L.C. SLING TV L.L.C.

SLING TV GIFT CARD CORPORATION SLING MEDIA, L.L.C.

as Supplemental Guarantors

By:

Name:

Title:

[Signature Page to Supplemental Indenture relating to the DBS [●]]

[WILMINGTON SAVINGS FUND SOCIETY, FSB][U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION], as Trustee

By:

Name:

Title:

[U.S. BANK TRUST COMPANY, NATIONAL

ASSOCIATION, as Collateral Agent]

By:

Name:

Title:

[Signature Page to Supplemental Indenture relating to the DBS [●]]